UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
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TOLL BROTHERS, INC.
(Name of Registrant as Specified In Its Charter)

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TOLL BROTHERS, INC.
250 Gibraltar Road
Horsham, Pennsylvania 19044
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on Tuesday, March 10, 2020
The 2020 Annual Meeting of Stockholders (the “Meeting”) of Toll Brothers, Inc., a Delaware corporation (the “Company,” "we," "us" or "our") will be held on Tuesday, March 10, 2020 at 12:00 noon EDT, at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania 19044, for the following purposes:

1.
To elect the twelve directors nominated by the Board of Directors of the Company (the “Board” or the "Board of Directors") and named in the proxy statement to hold office until the 2021 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.	To ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year.

3.	To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers as disclosed in the proxy statement.

4.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
The Board has fixed the close of business on January 15, 2020 as the record date for the Meeting (the "Record Date"). Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.
The enclosed proxy card is solicited by the Board. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. This proxy statement, our annual report, and the enclosed proxy card are first being sent to stockholders on or about February 7, 2020. The Board requests that you sign, date, and return the enclosed proxy card promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy card will not affect your right to vote in person if you do attend the Meeting.
Please note the admission policy and procedures regarding attendance at the Meeting, which are set forth below.
By Order of the Board of Directors,
KEVIN J. COEN
Secretary
February 3, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MARCH 10, 2020
The proxy statement and 2019 Annual Report of Toll Brothers, Inc. are available at:
http://astproxyportal.com/ast/12483
ANNUAL MEETING INFORMATION
The Meeting will be held at the Company’s offices at 250 Gibraltar Road, Horsham, Pennsylvania 19044 and will begin promptly at 12:00 noon EDT. Directions to the Company's offices are available at www.tollbrothers.com under "Contact Us." You must present a valid photo identification to be admitted to the Meeting. Cameras (including cellular phones), recording devices and other electronic devices, and the use of cellular phones, will not be permitted at the Meeting. Representatives will be at the entrance to the Meeting, and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policy and procedures have been followed and whether you will be granted admission to the Meeting.
Attendance at the Meeting is limited to stockholders, who may be "record holders" who own shares directly in their names, or who may hold shares in “street name” through banks, brokerages, or other intermediaries. In addition to photo identification, you must present evidence of ownership as of the Record Date, such as a letter from the bank, broker, or other intermediary confirming ownership, or the relevant portion of a bank or brokerage firm account statement. If you are the authorized representative of an entity that is a beneficial holder, you must present a letter from the entity certifying the beneficial ownership of the entity and your status as an authorized representative.
If you plan to vote by proxy but attend the Meeting in person:

•	Indicate your votes on your proxy card or voting instruction card;

•	Mark the box on your proxy card or voting instruction card indicating your intention to attend the Meeting;

•	Return the proxy card or voting instruction card to the address indicated; and

•	Follow the admission policies set forth above.
If you plan to attend and vote at the Meeting:

•	If you are a "record holder," bring your proxy card with you to the Meeting;

•	If you hold your shares in "street name," contact your bank or broker to obtain a written legal proxy form in order to vote your shares at the Meeting;

•	Send written notice* of your intention to attend the Meeting to the Company's headquarters by February 24, 2020 to the attention of Kevin J. Coen, Secretary; and

•	Follow the admissions policies set forth above.

*
Written notice should include: (1) your name, complete mailing address and phone number; (2) if you are a beneficial holder, evidence of your ownership; and (3) if you are a beneficial holder who is not a natural person and will be naming a representative to attend on your behalf, the name, complete mailing address and phone number of that individual. If you do not provide the requested information by February 24, 2020, please be prepared to show it at the entrance to the Meeting in order to gain admission. Failure to provide such information either in advance or at the Meeting may result in non-admission to the Meeting.

TOLL BROTHERS, INC.
PROXY STATEMENT
Annual Meeting of Stockholders
Tuesday, March 10, 2020
PROXY SUMMARY
A summary of certain information in this proxy statement is provided below. Please review the complete proxy statement and our Annual Report on Form 10-K for the fiscal year ended October 31, 2019 (the "Form 10K") before you vote.
Fiscal 2019 Highlights
For full year fiscal 2019, home sales revenues were $7.08 billion and homebuilding deliveries were 8,107 units, down 1% and 2%, respectively, compared to fiscal 2018. Pre-tax income decreased 16% to $787.2 million, compared to $933.9 million in fiscal 2018. Net income and earnings per share were $590.0 million and $4.03 per share in fiscal 2019, compared to $748.2 million and $4.85 per share, respectively, in fiscal 2018. Net signed contracts in fiscal 2019 totaled $6.71 billion and 8,075 units, down 12% in dollars and 5% in units, compared to fiscal 2018, while fiscal year-end backlog was $5.26 billion and 6,266 units at October 31, 2019, compared to $5.52 billion and 6,105 units at October 31, 2018.
Over the past several years, sales prices for both new and resale homes have generally increased, which has reduced housing affordability in many markets, including in California, where we have a significant presence. In addition, late in fiscal 2018 and in the first half of fiscal 2019, interest rates on mortgage loans increased. These conditions resulted in a moderation in demand for our homes late in fiscal 2018 into fiscal 2019, as well as margin compression on contracts signed during this period. Late in the spring of 2019, market conditions improved as interest rates on mortgage loans decreased and as homebuilders increased sales incentives to improve sales pace. Buyer demand for our homes steadily improved throughout the year, and, in the three months ended October 31, 2019, the number of contracts we signed had increased 18% in units and 12% in dollars, and our contracts per community were up 10% compared to the three months ended October 31, 2018.
At the outset of fiscal 2020, we continue to see solid economic fundamentals underlying the housing market, as consumer confidence has been healthy, household formations have been strong, and there continues to be a limited supply of homes across most of our markets. As the nation's leading builder of luxury homes, we remain committed to meeting the demands of our discerning customers, who continue to pursue distinctive, high-quality homes in desirable locations. At the same time, we are strategically focused on broadening our portfolio through targeted expansion in high-potential markets and product-line diversification that includes increasing our presence in more affordable luxury communities. With a supportive economy as a backdrop, we expect this strategy to improve revenue growth and capital efficiency as we increase community count and seek to deliver more units with more rapid cycle times, with an accompanying reduction in the average unit price to reflect a change in mix and a reduction in the number and mix of homes being delivered in California.
During fiscal 2019, we delivered on this strategy by:

•
Expanding our geographic footprint into four new states and seven new markets. With the acquisition of Sharp Residential, LLC, we entered metro Atlanta and with the acquisition of Sabal Homes LLC, we entered Charleston, Greenville and Myrtle Beach, South Carolina. Both companies offer a wide range of price points to their customers. We also opened our first communities in Salt Lake City, Utah and Portland, Oregon. The Company now operates in over 50 markets in 23 states and the District of Columbia.

•
Continuing to expand our product lines and broadening our price points. Our for-sale communities now include single-family homes, attached products ranging from two- and three-plex to high-density multi-plex buildings of 30-60 residences; and mid- and high-rise luxury urban condominium communities of up to several hundred residences. In addition, we have built a significant rental platform that develops upscale rental apartments and student housing in both suburban and urban locations across the country. Most recently, we entered the purpose-built single-family rental market in partnership with an experienced operator and a major financial institution.

•
Maintaining a strong balance sheet with significant liquidity to support our growth and ensure access to long-term, attractively priced capital. We ended fiscal year 2019 with $1.29 billion in cash and cash equivalents and had $1.73 billion available under our bank revolving credit facility. During fiscal 2019, we increased our bank revolving credit facility from $1.295 billion to $1.905 billion. We extended the facility's maturity to five years along with that of our $800.0 million term loan facility. We also raised $400.0 million of ten-year 3.8% debt in the public capital markets, a portion of which we later used to retire $250.0 million of more expensive maturing public debt.

•
Remaining focused on improving capital efficiency. While maintaining a strong balance sheet and ample liquidity to grow our business, we remained focused on improving capital efficiency through, among other initiatives, our land acquisition process.

•
Returning capital to stockholders. In fiscal 2019, we repurchased $233.5 million of stock and paid dividends totaling $0.44 per share. In December 2019, our Board of Directors renewed its authorization for us to repurchase up to 20.0 million of our outstanding shares.

In determining fiscal 2019 compensation for our named executive officers (the "NEOs"), the Executive Compensation Committee of our Board of Directors (the "Compensation Committee") considered the contributions of each of our NEOs in achieving the strategic objectives and financial results described above. Our “Compensation Discussion and Analysis” is on pages 28 to 50, the “Compensation Committee Report” is on page 50, and our Summary Compensation Table and the other compensation tables and accompanying narrative are on pages 50 to 61.
Meeting Agenda Items
Proposal One—Election of Directors. We are asking stockholders to elect twelve director nominees to hold office until the 2021 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. The Board has nominated the eleven current directors and a new director nominee, Stephen F. East, for election at the Meeting. In fiscal 2019, all of our current directors attended 75% or more of the meetings of the Board and Board Committees on which they served.

Set forth below is summary information concerning our director nominees. For more information regarding the experience and qualifications of our director nominees, see “Proposal One—Election of Directors” on page 8.

Name	Age	Director Since	Principal Occupation	Independent

Robert I. Toll	79	1986	Chairman Emeritus of the Board of Directors and Special Advisor, Toll Brothers, Inc.
Douglas C. Yearley, Jr.	59	2010	Chairman and Chief Executive Officer, Toll Brothers, Inc.
Edward G. Boehne	79	2000	Retired President, Federal Reserve Bank of Philadelphia	✓
Richard J. Braemer	78	1986	Senior Counsel, Ballard Spahr LLP	✓
Stephen F. East	56	n/a	Retired Managing Director, Senior Consumer Analyst and Head of Homebuilding and Building Products Research, Wells Fargo & Company	✓
Christine N. Garvey	74	2009	Retired Global Head of Corporate Real Estate Services, Deutsche Bank AG	✓
Karen H. Grimes	63	2019	Retired Partner, Senior Managing Director, and Equity Portfolio Manager, Wellington Management Company	✓
Carl B. Marbach	78	1991	Retired President, Greater Marbach Airlines, Inc.	✓
John A. McLean	50	2016	Senior Managing Director, New York Life Investment Management	✓
Stephen A. Novick	79	2003	Senior Advisor, Chasbro Investments	✓
Wendell E. Pritchett	55	2018	Provost, University of Pennsylvania	✓
Paul E. Shapiro	78	1993	Chairman, Q Capital Holdings LLC	✓
The Board of Directors recommends that you vote “FOR” all Nominees
Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm. We are asking stockholders to ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2020. For more information regarding our engagement of Ernst & Young LLP, including the fees billed for services rendered by Ernst & Young LLP in fiscal 2019 and fiscal 2018, see “Proposal Two—Ratification of the Re-Appointment of Independent Registered Public Accounting Firm” on page 14.
The Board of Directors recommends that you vote “FOR” Proposal Two
Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay). As described on page 15 under “Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay)," we are asking stockholders to approve, on an advisory basis, the compensation of our NEOs. We hold this advisory vote on an annual basis.
Our executive compensation program has consistently received strong support from our stockholders. We conduct an annual outreach to our largest stockholders to receive feedback regarding our executive compensation program.
The Board of Directors recommends that you vote “FOR” Proposal Three

GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors for use at the Meeting, which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. The Board does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so; however, if any other matters properly come before the Meeting, Mr. Douglas C. Yearley, Jr. and Mr. Martin P. Connor, or either of them, will vote or otherwise act thereon in accordance with his or their judgment on such matters, acting as proxies for stockholders who have returned an executed proxy to us.
If the enclosed proxy card is properly executed and returned to and received by us prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. If the enclosed proxy card is properly executed, returned, and received by us prior to voting at the Meeting without specific instructions, Mr. Douglas C. Yearley, Jr. and Mr. Martin P. Connor, or either of them, acting as your proxies, will vote your shares “FOR” all nominees under Proposal One and “FOR” each of the other proposals. Any proxy card may be revoked at any time before its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy card bearing a later date, or by attending the Meeting and voting in person.
VOTING SECURITIES AND BENEFICIAL OWNERSHIP
The Record Date fixed by our Board for the determination of stockholders entitled to notice of and to vote at the Meeting is January 15, 2020. At the close of business on the Record Date, there were 131,207,318 shares of the Company's common stock outstanding and eligible to vote at the Meeting. We have no other class of voting securities outstanding. At the Meeting, stockholders will be entitled to one vote for each share of common stock owned at the close of business on the Record Date. Dissenters' rights are not applicable to any of the matters being voted upon at the Meeting.
The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for the proposals expected to be voted on at the Meeting. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion.
Under the New York Stock Exchange (NYSE) rules, your brokerage firm or other nominee may not vote your shares with respect to Proposals One and Three without specific instructions from you as to how to vote, because neither of these proposals is considered a “routine” matter under the NYSE rules. Proposal Two is considered a “routine” matter, and brokerage firms and nominees that are members of the NYSE are permitted to vote their customers’ shares if the customers have not furnished voting instructions prior to the Meeting. In determining whether each Proposal receives the requisite number of affirmative votes, abstentions are not considered "votes cast" and therefore will have no effect on the outcome of such proposals.

To elect directors and adopt the other proposals, the following votes are required:

Effect of Broker Non-Votes and Abstentions
Proposal		Vote Required	Broker Discretionary Voting Allowed	Broker Non- Votes	Abstentions

1.	Election of Each Director	Majority of votes cast	No	No effect	No effect
2.	Ratification of Independent Auditors	Majority of votes cast	Yes	Not applicable	No effect
3.	Advisory Say on Pay Vote	Majority of votes cast	No	No effect	No effect

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth beneficial ownership, as of the Record Date, of the Company's common stock by: (1) each person known to us to be the beneficial owner of more than 5% of the Company's common stock; (2) each of our directors (which includes nominees for director) and NEOs; and (3) all of our directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Except as otherwise noted, the address of each beneficial owner is c/o Toll Brothers, Inc., 250 Gibraltar Road, Horsham, Pennsylvania 19044.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Common Stock

BlackRock, Inc. (2)	14,660,748	11.17%
55 East 52nd Street New York, New York 10055
The Vanguard Group (3)	11,996,566	9.14%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Robert I. Toll (4)	11,815,975	8.95%
Edward G. Boehne	106,193	*
Richard J. Braemer	137,730	*
Stephen F. East	—	*
Christine N. Garvey	10,424	*
Karen H. Grimes	—	*
Carl B. Marbach (5)	154,936	*
John A. McLean	9,211	*
Stephen A. Novick	36,443	*
Wendell E. Pritchett	1,438	*
Paul E. Shapiro	167,173	*
Douglas C. Yearley, Jr.	1,480,886	1.12%
Richard T. Hartman	349,200	*
Martin P. Connor	290,125	*
John K. McDonald	36,813	*
Directors, nominees and executive officers as a group (16 persons) (1)	14,664,539	10.94%

*    Less than 1%

(1)
Shares issuable pursuant to restricted stock units (“RSUs”) vesting and options exercisable within 60 days after the Record Date are deemed to be beneficially owned. Accordingly, the information presented above includes the following number of shares of common stock underlying RSUs and options held by the following individuals, and all directors and executive officers as a group: Mr. Toll, 830,872 shares; Mr. Boehne, 58,889 shares; Mr. Braemer, 51,340 shares; Ms. Garvey, 5,811 shares; Mr. Marbach, 60,073 shares; Mr. McLean, 7,881 shares; Mr. Novick, 24,889 shares; Mr. Pritchett, 1,438 shares; Mr. Shapiro, 58,389 shares; Mr. Yearley, 1,158,382 shares; Mr. Hartman, 332,310 shares; Mr. Connor, 209,956 shares; and all directors and executive officers as a group, 2,890,575 shares.

(2)
BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A dated February 11, 2019, which states that BlackRock has sole voting power with respect to 13,938,317 shares and sole dispositive power with respect to 14,660,748 shares. According to the Schedule 13G/A filed by BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest in the Company's common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G/A was filed.

(3)
The Vanguard Group ("Vanguard") filed a Schedule 13G dated February 12, 2019, which states that Vanguard has sole dispositive power with respect to 11,919,299 shares, sole voting power with respect to 71,758 shares, shared dispositive power with respect to 77,267 shares, and shared voting power with respect to 18,501 shares. According to the Schedule 13G/A filed by Vanguard, no one person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, with respect to, and no one person’s interest in the Company's common stock was more than, 5% of the total outstanding common stock, as of the date the Schedule 13G/A was filed.

(4)
Amount includes 191,397 shares held by trusts for Mr. Toll’s children and grandchildren, of which Mrs. Jane Toll, Mr. Toll’s spouse, is a trustee with voting and dispositive power and as to which he disclaims beneficial ownership. Amount includes 4,490,316 shares pledged to financial institutions to secure personal obligations of Mr. Toll.

(5)
Amount includes an aggregate of 9,400 shares beneficially owned by individual retirement accounts (“IRAs”) for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 4,700 shares held by his wife’s IRA.

PROPOSAL ONE—ELECTION OF DIRECTORS
Board Membership Criteria
The Nominating and Corporate Governance Committee of the Board of Directors (the "Governance Committee") identifies individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors. The Governance Committee, in selecting, or in recommending the selection of, nominees for directors, considers applicable statutory, regulatory, case law, and NYSE requirements, including, when appropriate, those applicable to membership on the Audit and Risk Committee and the Compensation Committee, as well as other criteria it deems appropriate.
The Governance Committee requires that, at a minimum, candidates possess a background that includes a strong education, extensive business experience, and the requisite reputation, character, integrity, skills, judgment, and temperament, which, in the view of the Governance Committee, have prepared them for dealing with the multi-faceted financial, business, governance, and other issues that confront a board of directors of a corporation with the size, complexity, reputation, and success of the Company. Although the Governance Committee does not have a separate policy specifically governing diversity, it will consider a candidate’s experience, education, skills, background, gender, race, ethnicity, and other qualities and attributes, including the contributions of these qualities and attributes to the Board as a whole.
Board Composition
The Governance Committee continually assesses the composition of the Board, including a review of Board size, the skills and qualifications represented on the Board, and director tenure. In its review of the skills and qualifications of each director, the Governance Committee considers the characteristics that it believes should be represented on the Board as well as on each Committee of the Board.
The findings of the Governance Committee's annual review of Board composition are reported to and discussed with the full Board. Based on its evaluation, the Governance Committee may recommend an increase or decrease in the size of the Board or changes in the composition of the Board so as to best reflect the objectives and needs of the Company and the desired skill sets of the directors. Similarly, the Governance Committee may establish processes for developing candidates for Board membership and conducting searches for Board candidates.
As part of its annual review of Board composition, the Governance Committee considers director tenure, including a comparison of director age and tenure to the Company's peers and to the companies in the S&P 500. To assist in its review, the Chair of the Governance Committee periodically conducts individual meetings with the independent directors to discuss Board composition and determine whether each such director's future plans may assist the Governance Committee in its consideration of the issue of director tenure.
Our Lead Independent Director (who also is the Chair of the Governance Committee) leads the annual Board self-evaluation process to review the Board's and each of its Committee's effectiveness and to identify any opportunities for improvement. As part of this process, the Lead Independent Director receives feedback from each director regarding Board and committee composition, Board practices, Board accountability, and director standards of conduct. The Lead Independent Director presides over the discussion with the Board to review this information and to identify any areas for improvement.
The Board believes that, through its annual review of Board composition and the nomination process, coupled with its annual self-evaluation procedure, the Board will continue to meet the needs of the Company. Since March 2016, upon the recommendation of the Governance Committee, the Board has nominated each of Mr. McLean, Mr. Pritchett and Ms. Grimes for election to our Board. In fiscal 2019, the Governance Committee reviewed the qualifications of a number of additional potential director candidates and, at the beginning of fiscal 2020, recommended that the Board increase its size to 12 members and nominate Mr. East as a director nominee for election at the Meeting.

Our Director Nominees
Upon the recommendation of the Governance Committee, the Board has nominated the eleven current directors for re-election and has nominated Mr. East, who is not currently a director, for election at the Meeting. Each current director is standing for re-election, and Mr. East is standing for election, in each case to hold office until the 2021 Annual Meeting of Stockholders and until his or her respective successor has been duly elected and qualified. Each nominee has indicated a willingness to serve as a director.
During fiscal 2016, the Board adopted a majority voting standard for uncontested director elections. Under a majority voting standard, in uncontested elections, a nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Directors will continue to be elected by plurality vote in the event of a contested election.
In connection with our stockholder engagement efforts in recent years, we have had discussions with stockholders regarding the composition of our Board and the criteria the Governance Committee considers when nominating candidates for Board positions. We continue to review the composition of the Board in an effort to provide a balance of skills, tenure and experience that best serves the Company and its stockholders. Since 2016, we have added three new directors and have nominated another new director, Mr. East, for election at the March 2020 Annual Meeting, deepening our diversity of composition, thought and experience with fresh perspectives. Mr. East was identified by management as a potential candidate due to his prominence as a highly respected analyst covering the homebuilding and building products industries. Following Mr. East's retirement in the summer of 2019, the Governance Committee reviewed his candidacy and determined that he was qualified to become a director based on the Board membership criteria set forth above. Each member of the Governance Committee met with Mr. East and evaluated his skills and qualifications as part of its continuing review of the Board's current and likely future composition and in the context of the Company's strategic priorities. In recommending Mr. East for nomination, the Governance Committee considered Mr. East's extensive knowledge of the homebuilding industry, his analytical abilities and financial acumen, and his ability to provide strategic insight into the Company's future priorities. Based on this evaluation and after each other member of the Board met with Mr. East, the Board approved the increase of its size to 12 directors and nominated Mr. East as a director for election at the Meeting.
The Governance Committee has also reviewed the experience, qualifications and contributions of each of our other director nominees and believes that each director continues to bring value to the Board and to the Company. Our directors' business experience, coupled with their knowledge and understanding of the Company's operations, governance, personnel, and business ethics gained by them over time, have led the Governance Committee and the Board of Directors to conclude that each director provides the Company with unique perspective, insight, and skills that enables him or her to provide strong guidance and leadership during all phases of the real estate market cycle and in times of management transition, and that each should continue to serve as a director of the Company.
2020 Director Nominees
Set forth below is biographical information about our director nominees.
Robert I. Toll, with his brother Bruce E. Toll, founded our predecessor’s operations in 1967. He has been a member of our Board since our inception in May 1986. He served as Chairman of the Board and Chief Executive Officer from our inception until June 2010, when he assumed the position of Executive Chairman of the Board. In October 2018, Mr. Toll stepped down from his role as Executive Chairman and assumed the role of Special Advisor to the Company, as well as being named the honorary Chairman Emeritus of the Board. He has established the Company as the country’s leading luxury homebuilder and brings to the Board his dynamic entrepreneurial and leadership experience as a founder, Chairman of the Board and Chief Executive Officer, and Executive Chairman of the Company.

Douglas C. Yearley, Jr. has been a member of our Board since June 2010. He joined us in 1990, specializing in land acquisitions from financial institutions. He has been an officer since 1994, holding the position of Senior Vice President from January 2002 until November 2005, and the position of Regional President from November 2005 until November 2009, when he was promoted to Executive Vice President. Since June 2010, he has been our Chief Executive Officer and, in October 2018, he was elected Chairman of the Board. Prior to joining us, Mr. Yearley practiced law in New Jersey as a commercial litigator. He brings to the Board a deep understanding of our industry and our business as a result of the significant operational roles in which he has served over the nearly 30 years he has been with the Company, his managerial and leadership experience, and his legal background.
Edward G. Boehne has been a member of our Board since July 2000 and our Lead Independent Director since March 2011. He is the Chair of the Governance Committee and a member of the Audit and Risk Committee. From 1981 until his retirement in May 2000, Mr. Boehne was the President of the Federal Reserve Bank of Philadelphia. Until its acquisition by WSFS Financial Corporation in March 2019, Mr. Boehne was a member of the board of directors of Beneficial Bancorp, Inc., a  diversified financial services company, and its subsidiary, Beneficial Bank. Mr. Boehne is a member of the board of directors of, and Senior Economic Advisor to, the Haverford Trust Company, an investment management services firm. He brings to the Board his reputation and accomplishments as a leader and expert in the federal bank regulatory field, as well as his service in various board and advisory positions with high-profile companies in the banking and insurance industries.
Richard J. Braemer has been a member of our Board since September 1986. He is the Chair of the Public Debt and Equity Securities Committee. He is senior counsel at the law firm Ballard Spahr LLP, where he was a partner from 1994 through 2008. Mr. Braemer is a director and past Chairman of the board of directors of the Albert Einstein Healthcare Network, a Philadelphia-based, non-profit healthcare network. In addition to his professional skills as an attorney practicing primarily in the field of mergers and acquisitions, including real estate transactions, he brings to the Board the experience gained both as a former board member and audit committee chair of a public company and as an advisor to boards, board committees, and independent directors of publicly and privately held corporations.
Stephen F. East has been nominated to become a member of our Board in March 2020. Prior to his retirement in July 2019, Mr. East served as a Managing Director and Senior Consumer Analyst at Wells Fargo & Company, heading the equity research team that covered the homebuilding and building products sectors. Prior to joining Wells Fargo, he spent four years with Evercore ISI, an independent research firm, as a Partner and Senior Managing Director heading the firm's housing research efforts, and, prior to that, spent nearly two decades in equity research and investment management at various firms. Mr. East holds the Chartered Financial Analyst designation. The Governance Committee recommended that Mr. East be nominated to the Board for election because it believes his extensive knowledge of the homebuilding industry, his analytical abilities and financial acumen, and his ability to provide strategic insight into the Company's future priorities will be a valuable asset to the Board and the Company.
Christine N. Garvey has been a member of our Board since September 2009. She is a member of the Audit and Risk Committee and the Public Debt and Equity Securities Committee. Ms. Garvey was the Global Head of Corporate Real Estate Services at Deutsche Bank AG from 2001 to 2004. Prior to that, she served as Vice President of Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc., an IP-based networking products and information technology company, and as Group Executive Vice President at Bank of America Corporation. Ms. Garvey has been a member of the board of directors of Healthpeak Properties, Inc., a real estate investment trust, since 2007. She previously served on the boards of directors of ProLogis, Inc., an industrial real estate company, through May 2017 and Hilton Hotels Corporation through October 2007. Ms. Garvey brings to the Board her extensive knowledge of and background in real estate and banking and her experience in executive leadership positions and board memberships with various public entities in the national real estate market.

Karen H. Grimes has been a member of our Board since March 2019. She is a member of the Audit and Risk Committee. She held the position of Senior Managing Director, Partner, and Equity Portfolio Manager at Wellington Management Company LLP, an investment management firm, from January 2008 through December 2018. Prior to joining Wellington Management Company in 1995, she held the position of Director of Research and Equity Analyst at Wilmington Trust Company, a financial investment and banking services firm, from 1988 to 1995. Before that, Ms. Grimes was a Portfolio Manager and Equity Analyst at First Atlanta Corporation from 1983 to 1986 and at Butcher and Singer from 1986 to 1988. Ms. Grimes is a member of the Financial Analysts Society of Philadelphia and holds the Chartered Financial Analyst designation. Ms. Grimes' extensive executive-level experience, leadership abilities, financial acumen, investment expertise, and risk management experience reinforce the Board's abilities in these areas and bring a valuable investor-oriented perspective to the Board.
Carl B. Marbach has been a member of our Board since December 1991. He is the Chair of the Compensation Committee and a member of the Audit and Risk Committee and the Public Debt and Equity Securities Committee. From January 2004 through January 2020, Mr. Marbach was President of Greater Marbach Airlines, Inc., a company providing aviation and consulting services. From January 1995 to January 2004, Mr. Marbach was President of Internetwork Publishing Corp., an electronic publisher, which he founded. He brings to the Board his expertise in the field of information technology, as well as his entrepreneurial experiences in building businesses in that and other industries.
John A. McLean has been a member of our Board since March 2016. He is a member of the Governance Committee and the Compensation Committee. Mr. McLean is a Senior Managing Director of New York Life Investment Management LLC, where he oversees U.S. distribution. Prior to joining New York Life in June 2018, Mr. McLean was the Chief Executive Officer and Distribution Principal for Hartford Funds Distributors, a subsidiary of investment firm Hartford Funds, from January 2013 to April 2018. From April 2009 to May 2012, he was the Head of U.S. Retail and Offshore Sales at Eaton Vance Investment Managers, a financial services firm. Prior to that time, Mr. McLean held positions of increasing responsibility at brokerage firm MFS Fund Distributors. He serves on the Board of Trustees of The Gateway to Leadership Foundation. Mr. McLean brings to the Board his expertise in building and leading high performance sales and marketing organizations and his strategic and tactical leadership skills.
Stephen A. Novick has been a member of our Board since January 2003. He is a member of the Governance Committee and the Compensation Committee. Mr. Novick serves as Senior Advisor to Chasbro Investments. Until December 2006, Mr. Novick was a consultant to Grey Global Group, a marketing communications company. From 1990 until his retirement in December 2004, Mr. Novick was Chief Creative Officer-Worldwide, and from April 2000 to December 2004 was Vice Chairman of Grey Global Group. Mr. Novick is also a member of the board of directors of Ark Restaurant Corp. In April 2015, he was elected to the Board of Trustees of The Juilliard School. In addition to the experience gained in his roles in the corporate and non-profit sectors, he brings to the Board his creative skills, leadership, and expertise in the field of marketing communications.
Wendell E. Prichett has been a member of our Board since March 2018 and is a member of the Governance Committee. He is Provost of the University of Pennsylvania, a position he has held since July 2017. Since 2014, he has been the Presidential Professor of Law and Education at the University of Pennsylvania. From 2014 to 2015, he served as Interim Dean of the University of Pennsylvania School of Law. A professor at the University of Pennsylvania School of Law from 2001 to 2009, Dr. Pritchett also served as Chancellor of Rutgers University-Camden from 2009 to 2014, and in 2008 he served as Deputy Chief of Staff and Director of Policy for Philadelphia Mayor Michael Nutter, who also appointed him to the School Reform Commission, where he served from 2011 to 2014. Dr. Pritchett served as Chair of the Redevelopment Authority of Philadelphia and as President of the Philadelphia Housing Development Corporation from 2008-2011. Prior to that, he spent five years as assistant professor of history at Baruch College of the City University of New York. Dr. Pritchett is a member of the board of directors of WHYY, a public media organization, and the Stoneleigh Foundation. He brings to the Board of Directors his leadership and administrative skills, expertise in real estate and housing law, and experience as policymaker, political advisor, and leader in nonprofit organizations with a particular focus on urban development.
Paul E. Shapiro has been a member of our Board since December 1993. He is the Chair of the Audit and Risk Committee and a member of the Compensation Committee. Since June 2004, Mr. Shapiro has been Chairman of the board of directors of Q Capital Holdings LLC, an investment management firm, and he is Chairman of the board of directors of its two operating companies that are in the life settlement business. From January 2004 to June 2004, Mr. Shapiro was Senior Vice President of MacAndrews & Forbes Holdings, Inc., a private holding company of operating businesses. From June 2001 to December 2003, Mr. Shapiro was Executive Vice President and Chief Administrative Officer of Revlon Inc. Prior thereto, Mr. Shapiro practiced corporate and securities law as a managing shareholder of the Palm Beach County office of Greenberg Traurig LLP and was a partner in Wolf, Block, Schorr and Solis-Cohen LLP. He brings to the Board his extensive business experience in executive positions with various nationally known companies, which he has served in a wide variety of capacities that have drawn upon his legal and entrepreneurial skills, including those in the areas of corporate governance and the corporate regulatory environment.

The table below summarizes certain key qualifications and skills of each director nominee that were relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily.

Skills and Qualifications of Our Director Nominees
Name	Leadership	Industry	Operating and Investment	Accounting and Financial	Business Development and Marketing	Corporate Governance and Law	Other Public Boards

Robert I. Toll	●	●	●		●	●	●
Douglas C. Yearley, Jr.	●	●	●		●	●
Edward G. Boehne	●			●	●	●	●
Richard J. Braemer	●	●		●	●	●	●
Stephen F. East	●	●	●	●	●
Christine N. Garvey	●	●	●	●		●	●
Karen H. Grimes	●		●	●
Carl B. Marbach	●		●	●	●
John A. McLean	●		●	●	●
Stephen A. Novick	●				●	●	●
Wendell E. Pritchett	●	●	●		●	●
Paul E. Shapiro	●		●	●	●	●	●
Required Vote
Each director nominee is elected by a majority of the votes cast at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.

PROPOSAL TWO—RATIFICATION OF THE RE-APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As part of its oversight of the Company’s relationship with our independent auditors, the Audit and Risk Committee (the "Audit Committee") reviews annually our independent auditors’ qualifications, performance, and independence. Based on the results of this review, the Audit Committee re-appointed Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending October 31, 2020. Ratification is being sought at the Meeting in a non-binding vote of stockholders. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification because we value our stockholders' views on the Company’s independent auditors. Ernst & Young LLP has served as our independent auditor since 1983, and we believe that the continued retention of Ernst & Young LLP is in the best interests of the Company. If our stockholders fail to ratify the selection, it will be considered notice to the Board and Audit Committee to consider the selection of a different firm.
A representative of Ernst & Young LLP is expected to be present at the Meeting, will be afforded the opportunity to make a statement, and is expected to be available to respond to appropriate questions. We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.
Audit and Non-Audit Fees
The following table sets forth the fees earned for services rendered by Ernst & Young LLP for professional services for the fiscal years ended October 31, 2019 and 2018:

	2019	2018

Audit Fees (1)	$2,395,845	$1,632,500
Audit-Related Fees (2)	88,068	1,965
Tax Fees (3)	95,000	92,427
All Other Fees	—	—
	$2,578,913	$1,726,892

(1)
“Audit Fees” include fees billed for (a) the audit of the Company and its consolidated subsidiaries, (b) the audit of the Company’s internal control over financial reporting, (c) the review of quarterly financial information, and (d) the issuance of consents and comfort letters to underwriters in various filings with the Securities and Exchange Commission ("SEC").

(2)	“Audit-Related Fees” include fees for transaction advisory services related to an acquisition and the use of the independent auditors’ technical accounting research tool.

(3)	“Tax Fees” include fees billed for consulting on tax planning matters and tax compliance matters.
The Audit Committee meets and agrees upon the annual audit fee directly with our independent auditors. The Audit Committee also establishes pre-approved limits for which our management may engage our independent auditors for specified services. Any work that exceeds these pre-approved limits for the specified services in a quarter requires the advance approval of the Audit Committee. Each quarter the Audit Committee reviews the matters worked on by the independent auditors during the previous quarter and establishes any pre-approved limits for the current quarter. All fees and services for fiscal 2019 were approved by the Audit Committee. The Audit Committee also reviewed and approved the compatibility of non-audit services, including tax services, with Ernst & Young LLP’s independence. The Audit Committee reviewed and pre-approved the services provided by Ernst & Young LLP and approved the fees paid to Ernst & Young LLP for all services for fiscal 2019.
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE—ADVISORY AND NON-BINDING VOTE
ON EXECUTIVE COMPENSATION (SAY ON PAY)
In the most recent advisory vote, our stockholders voted in favor of the annual submission of the Company’s compensation of its NEOs to our stockholders for approval on a non-binding basis, and our Board has adopted this approach. In accordance with the outcome of those stockholder votes and regulations under Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are including in this proxy statement a separate resolution, subject to a non-binding stockholder vote, to approve the compensation of our NEOs as disclosed in this proxy statement.
Our executive compensation program has consistently received strong support from our stockholders. We conduct an annual outreach to our largest stockholders to receive feedback regarding our executive compensation program. The results of our Say on Pay votes held over the past five years are as follows:

Annual Meeting Year	Stockholder Support on Say on Pay Vote

2019	96%
2018	97%
2017	97%
2016	98%
2015	87%
We conduct an annual outreach to our largest stockholders and proxy advisory firms to receive feedback regarding, among other matters, our executive compensation program. During fiscal 2019 and 2020, this effort included access to both management and, when requested, our Compensation Committee or Governance Committee chair, in order to better understand stockholder and other constituent views. We solicited feedback from investors representing nearly half of our outstanding shares. We value our stockholders' perspective on our business and are committed to continuing the constructive dialogue that we have established with our stockholders in recent years.
Our Compensation Committee has developed and maintained a compensation program that is intended to reward performance and to encourage actions that drive success in our short- and long-term business strategy, which is described in the “Compensation Discussion and Analysis” and the compensation tables (and accompanying narrative) on pages 28 to 61. In determining fiscal 2019 compensation for our NEOs, the Compensation Committee considered Company performance in fiscal 2019 and our management’s achievements in fiscal 2019 set forth in the “Compensation Discussion and Analysis.”
We are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal Three:
“RESOLVED, that the stockholders approve, in a non-binding vote, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the 'Compensation Discussion and Analysis' included in this proxy statement and the related compensation tables and narrative discussion."
Required Vote
To be approved, this proposal must receive an affirmative majority of the votes cast on the proposal at the Meeting.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL THREE.

Equity Compensation Plan Information
The following table provides information as of October 31, 2019, our fiscal year end, with respect to compensation plans (including individual compensation arrangements) under which the Company’s equity securities are authorized for issuance. There are no plans that have not been approved by stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

	(a)	(b)	(c)
	(In thousands)		(In thousands)
Equity compensation plans approved by security holders	6,786	$30.5887	7,714
Equity compensation plans not approved by security holders	—	—	—
Total	6,786	$30.5887	7,714

(1)
Amount includes 4,780,000 shares and 2,006,000 shares underlying stock options and RSUs, respectively, outstanding as of October 31, 2019. The amount of performance-based RSUs ("PRSUs"), which is included in the RSU amount, reflects the maximum number of shares that could be issued under the fiscal 2019 and 2018 awards as further described under "Fiscal 2019 Long-Term Incentive Compensation - Performance-Based RSUs" on page 39.

(2)	The weighted-average exercise price does not take into account 2,006,000 shares underlying RSUs outstanding as of October 31, 2019.

CORPORATE GOVERNANCE
We are committed to operating within a strong corporate governance framework that includes a majority of independent directors on our Board, a strong Lead Independent Director and well-functioning Board committees with clearly defined responsibilities. We seek to ensure that our Board members possess an appropriate mix of skills and qualifications for effective board oversight and adhere to high standards of professional and personal conduct. The Board and the Governance Committee regularly monitor developments in the area of corporate governance to ensure that our corporate governance practices continue to evolve as appropriate.
Corporate Governance Guidelines and Practices
The Board has adopted Corporate Governance Guidelines, which describe the Board’s views on a number of governance topics. The guidelines are posted on our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.”
Leadership Structure
In fiscal 2018, Mr. Robert I. Toll, our co-founder and former Chief Executive Officer ("CEO"), stepped down from his role as Executive Chairman of the Board. In connection with Mr. Toll's resignation, upon the recommendation of the Governance Committee, the Board appointed Mr. Douglas C. Yearley, Jr., a Board member and our CEO since 2009, Chairman of the Board. In choosing to combine the Chairman and CEO role under Mr. Yearley, the Board considered Mr. Yearley's in-depth knowledge of the homebuilding industry generally and his thorough understanding of the Company's operations and the risks it faces; his long tenure with the Company and on the Board; the current composition of the Board and the tenure of its members; and the Company's strong governance structure, including a strong Lead Independent Director and well-functioning Board committees composed entirely of independent directors. The Board also considered that combining the roles of Chairman and CEO would provide a clear leadership structure for our management team while allowing Mr. Yearley to continue serving as a vital link between management and the Board. This structure allows the Board to perform its oversight role with the benefit of management's perspective on our business strategy and all other aspects of the business.
As Chairman and CEO, Mr. Yearley is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board. Mr. Yearley collaborates with Mr. Edward G. Boehne, who has served as the Lead Independent Director of the Board of Directors since 2011, in developing Board schedules and agendas. Mr. Boehne helps ensure that there is an appropriate balance between management and the non-executive directors and that the non-executive directors are fully informed and able to discuss and contribute to the issues that they deem important. The role of the Lead Independent Director includes:

•	presiding over all executive sessions and other meetings of the independent directors;

•	acting as principal liaison between the Chairman and CEO and the non-executive directors;

•	leading the process for evaluating the Board of Directors and the committees of the Board of Directors;

•	participating in the communication of sensitive issues to the other directors;

•	performing such other duties as the Board of Directors may deem necessary and appropriate from time to time; and

•	serving as the director whom stockholders may contact.
Codes of Business Conduct and Ethics
The Governance Committee is responsible for reviewing proposed changes to the Company's governance instruments, including its codes of ethics. In December 2016, upon the recommendation of the Governance Committee, the Board approved a revised Code of Ethics and Business Conduct which applies to all employees, as well as a Code of Ethics for Members of the Board of Directors. These codes of ethics are available on our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.”
Director Independence
Under the NYSE rules and the standards adopted by the Board, a director is not “independent” unless the Board affirmatively determines that the director has no direct or indirect material relationship with the Company. In addition, the director must meet the requirements for independence set forth by the NYSE rules.
The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, which are described below, set forth certain relationships between us and the directors, and their immediate family members or entities with which they are affiliated, that the Board, in its judgment, has determined to be material in assessing a director’s independence. The standards applied by the Board in affirmatively determining whether a director is “independent” provide that a director is not independent if:

(1)
the director is, or has been within the last three years, our employee; or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) of such director is, or has been within the last three years, one of our executive officers;

(2)
the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(3)
(a) the director is a current partner or employee of our external auditor; (b) the director has an immediate family member who is a current partner of such firm; (c) the director has an immediate family member who is a current employee of such firm and personally works on our audit; or (d) the director or an immediate family member was, within the last three years, a partner or employee of such firm and personally worked on our audit within that time;

(4)
the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

(5)
the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1.0 million or two percent of such other company’s consolidated gross revenues; or

(6)
the director or an immediate family member is, or within the past three years has been, an affiliate of another company in which, in any of the last three years, any of our present executive officers directly or indirectly either: (a) owned more than five percent of the total equity interests of such other company, or (b) invested or committed to invest more than $900,000 in such other company.

The Board annually reviews the independence of all directors. The Board, in applying the above-referenced standards, has affirmatively determined that all of our director nominees, other than Mr. Robert I. Toll and Mr. Yearley, are independent. As part of the Board’s process in making such determination, the Board determined that all of the above-cited objective criteria for independence are satisfied, and that no independent director has any material relationship with us that could interfere with his or her ability to exercise independent judgment.
Compensation Committee Interlocks and Insider Participation
None of the members who served on the Compensation Committee during the fiscal year ended October 31, 2019 has ever been an officer or employee of the Company or its subsidiaries. None of the members has any relationship required to be disclosed under this caption under the rules of the SEC.
Stockholder Engagement
We believe that effective corporate governance should include regular constructive conversations with our stockholders to proactively seek stockholder insights and to answer stockholder inquiries. We aim to maintain an active dialogue with our stockholders to ensure a diversity of perspectives is thoughtfully considered on a broad range of issues including strategy, business performance, corporate governance, risk and compensation practices, and other environmental, social, and governance concerns. We conduct an annual outreach to our largest stockholders and proxy advisory firms to receive feedback regarding these matters. During fiscal 2019 and 2020, we solicited feedback from investors representing nearly half of our outstanding shares. We value our stockholders' perspective on our business and are committed to continuing the constructive dialogue that we have established in recent years. In addition, throughout the year our Investor Relations group and other members of senior management engage with our stockholders to ensure that an ongoing and open avenue of communication is maintained.
Communication with the Board
Any person who wishes to communicate with the Board or specific individual directors, including the Lead Independent Director or the independent directors as a group, may do so by directing a written request addressed to such directors or director in care of the Corporate Secretary, Toll Brothers, Inc., at 250 Gibraltar Road, Horsham, Pennsylvania 19044. In accordance with instructions from the Board, the Corporate Secretary reviews all correspondence, organizes the communications for review by the Board and forwards communications to the full Board or individual directors, as appropriate. The Company's independent directors have requested that certain items that are unrelated to the Board's duties, such as spam, junk mail, mass mailings, and solicitation and job inquiries, not be forwarded. Communications that are intended specifically for the Lead Independent Director, or any other independent director, should be sent to the street address noted above to the attention of the Corporate Secretary.
Committees of the Board and Meetings
The Board currently has the following standing committees: Audit and Risk Committee; Executive Compensation Committee; Nominating and Corporate Governance Committee; and Public Debt and Equity Securities Committee. The following table lists our four Board committees, as well as the current chairs and membership of each committee.

Name	Independent	Audit and Risk Committee	Executive Compensation Committee	Nominating & Corporate Governance Committee	Public Debt & Equity Securities Committee

Robert I. Toll
Douglas C. Yearley, Jr.
Edward G. Boehne	●	M		C
Richard J. Braemer	●				C
Christine N. Garvey	●	M			M
Karen H. Grimes	●	M
John A. McLean	●		M	M
Carl B. Marbach	●	M	C		M
Stephen A. Novick	●		M	M
Wendell E. Pritchett	●			M
Paul E. Shapiro	●	C	M

C-Chair     M-Member
Audit and Risk Committee
The Audit Committee is, and since March 2019 has been, composed of Paul E. Shapiro (Chair), Edward G. Boehne, Christine N. Garvey, Karen H. Grimes and Carl B. Marbach, each of whom has been determined by the Board to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. The Board has also determined that all members of the Audit Committee are financially literate, and that Edward G. Boehne, Christine N. Garvey and Karen H. Grimes possess accounting and related financial management expertise within the meaning of the listing standards of the NYSE and are “audit committee financial experts” within the meaning of the applicable SEC rules. For a description of Mr. Boehne’s, Ms. Garvey's and Ms. Grimes' relevant experience, see “Proposal One—Election of Directors” on page 8.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:

•	discharging the Board’s responsibilities relating to the quality and integrity of our financial statements;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing risk oversight and assessment;

•	the appointment, qualifications, performance and independence of the independent registered public accounting firm;

•	pre-approval of all audit engagement fees and terms, all internal-control related services, and all permitted non-audit engagements (including the terms thereof) with the independent auditor;

•	review of the performance of our internal audit function; and

•	management of the Company’s significant risks and exposures, including strategic, operational, compliance, and reporting risks.
The duties of the Audit Committee with respect to oversight of the Company’s financial reporting process are described more fully on page 64 under “Audit and Risk Committee Report.” During fiscal

2019, the Audit Committee held 12 meetings. All of its meetings were attended by representatives from Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee meets regularly in executive session with management, the company’s Chief Audit Officer (who oversees our internal audit function), and our independent registered public accounting firm.
Executive Compensation Committee
The Compensation Committee is, and since March 2019 has been, composed of Carl B. Marbach (Chair), John A. McLean, Stephen A. Novick, and Paul E. Shapiro, each of whom has been determined by the Board to meet the NYSE’s standards for independence required of compensation committee members. In addition, each committee member qualifies as a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and qualified as “outside directors” as formerly defined for purposes of Section 162(m) of the tax code.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:

•	establishing our compensation philosophy and objectives;

•	overseeing the implementation and development of our compensation programs;

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of the CEO;

•	evaluating the performance of the CEO in light of those goals and objectives and determining the CEO’s compensation level based on these evaluations;

•	reviewing and approving all elements and levels of compensation for our executive officers and any other officers recommended by the Board;

•	discussing the results of the stockholder advisory vote on Say on Pay;

•	making recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•
administering (in some cases, along with the Board) all of our stock-based compensation plans, as well as the Company's other incentive compensation plans for executive officers and its Supplemental Executive Retirement Plan ("SERP");

•	reviewing and approving, or making recommendations to the full Board regarding, equity-based awards; and

•	reviewing our regulatory compliance with respect to compensation matters.
In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the committee. For a discussion concerning the process and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” on page 28. The Compensation Committee held five meetings during fiscal 2019. During fiscal 2019, the Compensation Committee's independent compensation consultant and its affiliates did not provide any services to the Company or its affiliates other than advising the Compensation Committee on executive officer compensation.
Nominating and Corporate Governance Committee
The Governance Committee is, and since March 2019 has been, composed of Edward G. Boehne (Chair), John A. McLean, Stephen A. Novick, and Wendell E. Pritchett, each of whom has been determined by the Board to meet the NYSE’s standards for independence.

The duties and responsibilities of the Governance Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things:

•	identifying individuals qualified to become members of the Board and recommending to the Board the nominees for election to the Board;

•	establishing procedures for submission of recommendations or nominations of candidates to the Board by stockholders;

•	evaluating from time to time the appropriate size of the Board and recommending any changes in the composition of the Board so as to best reflect our objectives;

•	evaluating and making recommendations to the Board with respect to the compensation of the non-executive management directors;

•	adopting and reviewing, at least annually, corporate governance guidelines consistent with the requirements of the NYSE;

•	reviewing the Board’s committee structure;

•	reviewing proposed changes to our governance instruments;

•	reviewing and recommending director orientation and continuing orientation programs; and

•	considering potential conflicts of interest of directors and NEOs and reviewing and approving related person transactions.
The Governance Committee is responsible for evaluating and making recommendations to the Board with respect to compensation of our directors. The Governance Committee also reviews corporate political contributions and our corporate compliance program, including compliance with the Company's Pledging Policy and Stock Ownership Guidelines. The Governance Committee held four meetings during fiscal 2019.
Public Debt and Equity Securities Committee
The Public Debt and Equity Securities Committee is, and for the entire 2019 fiscal year was, composed of Richard J. Braemer (Chair), Christine N. Garvey, and Carl B. Marbach, each of whom has been determined by the Board to meet the NYSE’s standards for independence.
The duties and responsibilities of the Public Debt and Equity Securities Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include reviewing and approving, pursuant to authority granted by the Board, certain transactions relating to our public debt and equity securities and those of our affiliates. The Public Debt and Equity Securities Committee held one meeting during fiscal 2019.
Director Attendance
Attendance at Board Meetings

•	The Board of Directors held four meetings during fiscal 2019.

•	All directors attended 75% or more of the meetings of the Board and Board Committees on which they served.

•
Our independent directors hold separate meetings. Edward G. Boehne, our Lead Independent Director, acts as chair at meetings of the independent directors. During fiscal 2019, the independent directors met four times.

Attendance at Annual Meetings of Stockholders
It is the policy of our Board that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Executive Chairman of the Board. All of our directors attended our 2019 Annual Meeting of Stockholders.
Risk Oversight
Our Audit Committee regularly receives reports from enterprise risk management and business continuity committees composed of representatives from various business functions within the Company that are charged with risk assessment and business continuity planning. The enterprise risk management committee meets regularly and performs an enterprise risk assessment to identify and assess risks to the Company based on the probability of occurrence and the potential financial impact to the Company, the results of which are presented to the Audit Committee.
The enterprise risk committee also selects topics related to specific risks and potential vulnerabilities related to particular business functions of the Company, for example information technology related cyber-risks, which topics are then presented to the Audit Committee along with a summary of the measures we have taken or plan to take in order to define and mitigate such risks and prepare for and address such vulnerabilities.
In addition, our Compensation Committee oversees risks arising from our compensation practices, and our Governance Committee oversees succession risks. Each of these committees regularly reports to the full Board, which is ultimately responsible for overseeing risks at the enterprise level. In addition, our full Board oversees strategic risks through its focus on overall corporate strategy and execution. The Compensation Committee has reviewed the design and operation of our compensation structures and policies as they pertain to risk and has determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on us.

DIRECTOR COMPENSATION
Director Compensation Program
The Governance Committee is responsible for evaluating and recommending compensation for non-executive members of the Board. Our non-executive directors are compensated in cash and equity for their service as directors. Equity awards granted in fiscal 2019 were issued under the Toll Brothers, Inc. Stock Incentive Plan for Non-Executive Directors (2016).
The compensation program in effect for fiscal 2019 for non-executive directors consisted of the following components:

•
Board Retainer. The principal form of compensation for non-executive directors for their service as directors is an annual retainer (the "Board Retainer"), consisting of a combination of cash and restricted stock units ("Director RSUs"). For fiscal 2019, the aggregate value of the Board Retainer was $225,000 and was comprised of:

•	Cash. Each non-executive director receives one-third of the Board Retainer in cash.

•
Equity. Each non-executive director receives Director RSUs having a grant date fair value of two-thirds of the Board Retainer, vesting in equal amounts over two years. New non-executive directors are first granted equity in the December following their appointment to the Board and receive a pro-rated grant reflecting their service for the year.

•
Committee Retainer. Each member of the Audit Committee receives annually a combination of cash and equity with a grant date fair value of $25,000, and each member of the Compensation Committee and Governance Committees receives annually a combination of cash and equity with a grant date fair value of $20,000. In each case, one-third of these amounts are delivered in cash and two-thirds of these amounts are delivered in Director RSUs. The Chair of each of these committees receives an additional annual cash retainer of $10,000.

Each member of the Public Debt and Equity Securities Committee receives annually for any fiscal year in which the Committee meets or takes official actions, for service on such Committee, a combination of cash and equity with a grant date fair value of $10,000, consisting of one-third of this amount in cash and Director RSUs having a grant date fair value of two-thirds of this amount. The Chair of that Committee receives an additional cash retainer of $5,000 for any fiscal year in which the Committee meets or takes official action.

•	Attendance at Board and Committee Meetings. Directors, Committee Chairs and Committee members do not receive any additional compensation for attendance at Board or Committee meetings.

•	Lead Independent Director. The Lead Independent Director receives annually $35,000 in cash for his services in that capacity.
Robert I. Toll Advisory and Non-Competition Agreement
Effective October 31, 2018, the Company and Mr. Robert I. Toll entered into an Advisory and Non-Competition Agreement (the “Advisory Agreement”). Mr. Toll is one of our co-founders and has been a director of the Company since our inception. The purpose of the Advisory Agreement is to retain, for the Company's benefit, the valuable and special knowledge, expertise and services of Mr. Toll on a continuing basis, as well as to provide that Mr. Toll does not compete with us or engage in certain other activities during specified time periods. On October 29, 2019, the Company and Mr. Toll agreed to extend the Advisory Agreement for a period of one additional year on the terms described below.
The Advisory Agreement provides, among other things, that (i) the Company will retain Mr. Toll as Special Advisor to the Chairman of the Board and the Chief Executive Officer at an annualized compensation rate of $1,500,000, and (ii) during the term of the Advisory Agreement, Mr. Toll will be entitled to receive certain benefits and perquisites that were provided to him in his previous role as Executive Chairman, in addition to office space in the Company's headquarters and administrative, bookkeeping and driver support services. Mr. Toll is a participant in the SERP and is entitled to an annual benefit of $650,000 for 20 years; however, no payments are to be made to him under the SERP until the expiration of the term (or earlier termination in accordance with its terms) of the Advisory Agreement. See “Benefits and Perquisites — Supplemental Executive Retirement Plan” on page 45 for a more detailed description of the SERP.
As a result of entering into the Advisory Agreement, Mr. Toll's total direct compensation was reduced from approximately $4.7 million in fiscal 2018 to approximately $1.7 million (inclusive of director fees but excluding any increase in SERP value, perquisites and personal benefits) in fiscal 2019, commensurate with the reduction in his responsibilities as he transitioned from Executive Chairman to Special Advisor and Chairman Emeritus. The estimated $1.3 million increase in the actuarial value of Mr. Toll's SERP benefit reflected in the table below is due solely to a change in the discount rate used in such valuation.

Director Compensation Table
The following table sets forth information concerning the fiscal 2019 compensation awarded to or earned by our non-executive directors. The table also sets forth certain compensation earned by Mr. Toll in his capacity as a consultant to the Company pursuant to the Advisory Agreement described above. Mr. Yearley is not compensated for his service as an executive director, and the compensation received by him for his services as an employee of the Company is reported in the Summary Compensation Table on page 51.
Director Compensation during Fiscal 2019

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)	Total ($)

Edward G. Boehne	135,000	166,574	—	—	—	301,574
Richard J. Braemer	83,300	146,668	—	—	—	229,968
Christine N. Garvey	86,600	159,993	—	—	—	246,593
Karen H. Grimes (5)	55,500	—	—	—	—	55,500
Carl B. Marbach	103,300	173,285	—	—	—	276,585
John A. McLean	86,200	153,282	—	—	—	239,482
Stephen A. Novick	88,400	166,574	—	—	—	254,974
Wendell E. Pritchett	79,500	93,272	—	—	—	172,772
Paul E. Shapiro	100,000	166,574	—	—	—	266,574
Robert I. Toll (6)	75,000	149,975	—	1,264,957	1,823,228	3,313,160

(1)	Amounts shown include the cash portion of each non-executive director's Board Retainer and applicable committee, chair and lead director retainers.

(2)
Director RSUs are typically granted on a date within the last 15 days of December that is determined in advance by the Board. Director RSUs vest in equal annual installments over two years, and shares underlying Director RSUs are generally deliverable 30 days after the vesting of the second installment. Director RSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the Director RSUs to which the dividend equivalents relate. Upon a change of control of the Company or upon the death, disability, or retirement of the director, Director RSUs will vest immediately, and shares underlying Director RSUs will be deliverable 30 days after vesting (subject to a six-month delay in delivery if required to comply with Section 409A of the tax code). Starting with the Director RSUs granted in December 2019, accelerated vesting of Director RSUs will occur following a change of control only upon the Director ceasing to be a director of the Company.

For purposes of determining the number of Director RSUs that were awarded in fiscal 2019, the grant date fair value per share was the closing price of the Company's common stock on December 20, 2018, the grant date of the Director RSUs in fiscal 2019. Fractional Director RSUs are not granted. In fiscal 2018, the Board increased the annual retainer for non-executive directors from $210,000 to $225,000 effective for service starting in fiscal 2019. In addition, the Board approved an increase to the Audit and Risk Committee retainer from $20,000 to $25,000. These increases will be reflected in the number of Director RSUs awarded starting in December 2019.

(3)
The non-executive directors held the following amounts of outstanding unvested RSUs at October 31, 2019: Mr. Boehne, 6,879 units; Mr. Braemer, 6,057 units, Ms. Garvey, 6,607 units; Mr. Marbach, 7,156 units; Mr. McLean, 6,330 units; Mr. Novick, 6,879 units; Mr. Pritchett, 2,877 units; Mr. Shapiro, 6,879 units; and Mr. Toll, 61,097 units. The directors held the following amounts of outstanding vested RSUs at October 31, 2019: Mr. Boehne, 1,741 units; Mr. Braemer, 1,533 units; Ms. Garvey, 1,672 units; Mr. Marbach, 1,811 units; Mr. McLean, 1,602 units; Mr. Novick, 1,741 units; Mr. Shapiro, 1,741 units; and Mr. Toll, 66,949 units.

(4)
The following non-executive directors held unexercised stock options to acquire the following amounts of the Company's common stock at October 31, 2019: Mr. Boehne, 52,838 shares; Mr. Braemer, 46,012 shares;

Ms. Garvey, 16,954 shares; Mr. Marbach, 53,779 shares; Mr. McLean, 2,313 shares; Mr. Novick, 18,838 shares; Mr. Shapiro, 52,338 shares; and Mr. Toll, 855,098 shares.

(5)
Ms. Grimes was elected as a non-executive director on March 12, 2019 at the 2019 Annual Meeting of Stockholders. Ms. Grimes was first granted an award of Director RSUs on December 18, 2019, reflecting our practice of granting a pro-rated equity grant in respect of a new non-executive director's first year of service.

(6)
Separate from any fees earned by Mr. Toll in his capacity as a non-executive director, during fiscal 2019, Mr. Toll earned $1,500,000 in consulting fees and received certain perquisites and personal benefits pursuant to the Advisory Agreement described above. These perquisites and personal benefits included the use of Company office space and administrative services, of which the incremental cost to the Company is included in the "All Other Compensation" column. The aggregate value of each perquisite or other personal benefit exceeding the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for Mr. Toll is as follows (based on the allocated compensation and benefit cost for the applicable support personnel):

Administrative, bookkeeping and driver services	245,035
Tax and financial statement preparation assistance	78,193
Total	$323,228

(7)	The increase reported in the actuarial value of Mr. Toll's SERP benefits is due solely to a change in the discount rate used in such valuation.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Our executive compensation program is designed to motivate and retain highly qualified and experienced executives, provide performance-based incentives and align our compensation with long-term creation of stockholder value. The Compensation Discussion and Analysis that follows describes how this compensation philosophy applied to the compensation paid in fiscal 2019 to our NEOs. Our NEOs for fiscal 2019 were:

Name	Role in Fiscal 2019
Douglas C. Yearley	Chairman and Chief Executive Officer
Richard T. Hartman	President and Chief Operating Officer
Martin P. Connor	Chief Financial Officer
John K. McDonald	General Counsel and Chief Compliance Officer
In September 2019, the Company announced that Mr. Hartman would step down from the position of President and Chief Operating Officer effective October 31, 2019, the end of our fiscal year, and would retire from the Company on December 31, 2019. The Company also announced that, in conjunction with Mr. Hartman’s retirement, James W. Boyd and Robert Parahus, Regional Presidents with over 30 years of experience in the homebuilding industry, would succeed Mr. Hartman on November 1, 2019 as Co-Chief Operating Officers. For a discussion of Messrs. Boyd and Parahus' compensation, see New Co-Chief Operating Officer Compensation on page 42 below. In addition, Mr. McDonald, who was appointed as an executive officer effective March 10, 2019, resigned from the Company effective December 31, 2019.
Executive Summary
Ninety percent of our CEO's compensation and an average of seventy five percent of our other NEO's compensation is linked to our performance and the execution of our strategic priorities throughout the fiscal year. The charts below show the mix of fiscal 2019 targeted total direct compensation for Mr. Yearley and for our other NEOs as a group.

Fiscal 2019 Performance
For full year fiscal 2019, home sales revenues were $7.08 billion and homebuilding deliveries were 8,107 units, down 1% and 2%, respectively, compared to fiscal 2018. Pre-tax income decreased 16% to $787.2 million, compared to $933.9 million in fiscal 2018. Net income and earnings per share were $590.0 million and $4.03 per share in fiscal 2019, compared to $748.2 million and $4.85 per share, respectively, in fiscal 2018. Net signed contracts in fiscal 2019 totaled $6.71 billion and 8,075 units, down 12% in dollars and 5% in units, compared to fiscal 2018, while fiscal year-end backlog was $5.26 billion and 6,266 units at October 31, 2019, compared to $5.52 billion and 6,105 units at October 31, 2018.
Over the past several years, sales prices for both new and resale homes have generally increased, which has reduced housing affordability in many markets, including in California, where we have a significant presence. In addition, late in fiscal 2018 and in the first half of fiscal 2019, interest rates on mortgage loans increased. These conditions resulted in a moderation in demand for our homes late in fiscal 2018 into fiscal 2019, as well as margin compression on contracts signed during this period. Late in the spring of 2019, market conditions improved as interest rates on mortgage loans decreased and as homebuilders increased sales incentives to improve sales pace. Buyer demand for our homes steadily improved throughout the year, and, in the three months ended October 31, 2019, the number of contracts we signed had increased 18% in units and 12% in dollars, and our contracts per community were up 10% compared to the three months ended October 31, 2018.
At the outset of fiscal 2020, we continue to see solid economic fundamentals underlying the housing market, as consumer confidence has been healthy, household formations have been strong, and there continues to be a limited supply of homes across most of our markets. As the nation's leading builder of luxury homes, we remain committed to meeting the demands of our discerning customers, who continue to pursue distinctive, high-quality homes in desirable locations. At the same time, we are strategically focused on broadening our portfolio through targeted expansion in high-potential markets and product-line diversification that includes increasing our presence in more affordable luxury communities. With a supportive economy as a backdrop, we expect this strategy to improve revenue growth and capital efficiency as we increase community count and seek to deliver more units with more rapid cycle times, with an accompanying reduction in the average unit price to reflect a change in mix and a reduction in the number and mix of homes being delivered in California.
During fiscal 2019, we delivered on this strategy by:

•
Expanding our geographic footprint into four new states and seven new markets. With the acquisition of Sharp Residential, LLC, we entered metro Atlanta and with the acquisition of Sabal Homes LLC, we entered Charleston, Greenville and Myrtle Beach, South Carolina. Both companies offer a wide range of price points to their customers. We also opened our first communities in Salt Lake City, Utah and Portland, Oregon. The Company now operates in over 50 markets in 23 states and the District of Columbia.

•
Continuing to expand our product lines and broadening our price points. Our for-sale communities now include single-family homes, attached products ranging from two- and three-plex to high-density multi-plex buildings of 30-60 residences; and mid- and high-rise luxury urban condominium communities of up to several hundred residences. In addition, we have built a significant rental platform that develops upscale rental apartments and student housing in both suburban and urban locations across the country. Most recently, we entered the purpose-built single-family rental market in partnership with an experienced operator and a major financial institution.

•
Maintaining a strong balance sheet with significant liquidity to support our growth and ensure access to long-term, attractively priced capital. We ended fiscal year 2019 with $1.29 billion in cash and cash equivalents and had $1.73 billion available under our bank revolving credit facility. During fiscal 2019, we increased our bank revolving credit facility from $1.295 billion to $1.905 billion. We extended the facility's maturity to five years along with that of our $800.0 million term loan facility. We also raised $400.0 million of ten-year 3.8% debt in the public capital markets, a portion of which we later used to retire $250.0 million of more expensive maturing public debt.

•
Remaining focused on improving capital efficiency. While maintaining a strong balance sheet and ample liquidity to grow our business, we remained focused on improving capital efficiency through, among other initiatives, our land acquisition process.

•
Returning capital to stockholders. In fiscal 2019, we repurchased $233.5 million of stock and paid dividends totaling $0.44 per share. In December 2019, our Board of Directors renewed its authorization for us to repurchase up to 20.0 million of our outstanding shares.

Fiscal 2019 Performance Reflected in Fiscal 2019 CEO Compensation
The fiscal 2019 results described above are reflected in the incentive compensation earned for fiscal 2019 by our CEO. When establishing appropriate targets for incentive-based compensation, the Compensation Committee considered prior year financial results as a reference point, but focused on setting goals that would drive an appropriate pay-for-performance outcome in light of the then-current business environment. Based on the results described above and the Company's three-year total shareholder return ("TSR") through October 31, 2019:

•	Annual Incentive Bonus: the annual incentive bonus was earned at 106% of target for our CEO (see page 36 for more details);

•
Operational PRSUs: the number of shares earned in respect of operational performance-based RSUs ("Ops PRSUs") was approximately 103.5% of target for our CEO. These earned shares vest pro-rata over a four-year period with delivery of 100% of such shares on the four-year anniversary of the grant date (see page 38 for more details).

•
Total Shareholder Return PRSUs: PRSUs granted in December 2016 that were based on the Company's TSR relative to a group of peer companies ("TSR PRSUs") over a three-year period ending on October 31, 2019 did not pay out because the Company's relative TSR did not reach the minimum threshold required, despite an absolute three-year TSR of approximately 50%.

We believe these results demonstrate a strong link between Company performance, the compensation earned by our CEO in fiscal 2019 and returns experienced by our stockholders over time.
CEO Realizable Compensation
Over time, both the Company's performance relative to the operational metrics included in the annual and long-term incentive programs, as well as the Company's share price performance, have a direct and material impact on executive compensation. For this reason, realizable pay, which captures the impact of the Company’s share price performance on previously granted long-term incentive awards by valuing equity awards based on the fiscal year-end stock price, is an important tool in assessing the effectiveness of the Company’s executive compensation programs and whether it aligns the interests of executives with those of stockholders.

As shown below, despite operational results that generally met targeted performance goals, due to the heavy weighting of at-risk equity awards in our CEO's targeted direct compensation, the realizable compensation for our CEO in recent years has lagged behind targeted compensation, reflecting the significant weighting of incentive-based compensation and the impact of stock price performance

FY 17 Metrics		FY 18 Metrics		FY 19 Metrics	
	Actual Relative to Target		Actual Relative to Target		Actual Relative to Target
Pre-Tax Income*	96.2%	Pre-Tax Income*	103.9%	Pre-Tax Income*	99.8%
Units Delivered	102.2%	Units Delivered	100.8%	Units Delivered	105.3%
Gross Margin*	99.1%	Gross Margin*	98.4%	Gross Margin*	97.9%
Total Shareholder Return through October 31, 2019 (dividends reinvested)					
From Nov. 1, 2016:	50.0%	From Nov. 1, 2017:	-11.1%	From Nov. 1, 2018:	20.3%

2017
$9,660
$8,436
2018
$9,695
$6,813
2019
$10,009
$10,385
Target Total Direct Compensation (TDC) at Grant
Realizable TDC at FYE19

* Certain adjustments are made to GAAP pre-tax income for compensation purposes. See page 40.

How Target and Realizable Total Direct Compensation are Calculated
Target Total Direct Compensation is the sum of (i) annual base salary as reported in the Summary Compensation Table, (ii) target bonus and (iii) the grant date fair value of equity awards as reported in the Grants of Plan Based Awards Table.
Realizable Total Direct Compensation (Realizable TDC) for each year is the sum of (i) base salary earned during the year, (ii) actual cash bonus earned for the year, and (iii) the value of equity awards granted at the beginning of the applicable year as of October 31, 2019. Stock options are valued based on intrinsic value as of October 31, 2019. PRSUs are valued by multiplying the October 31, 2019 closing share price by (a) in the case of Ops PRSUs, by the number of shares earned based on actual performance through the end of the applicable fiscal year and, (b) in the case of TSR PRSUs, the number projected to be earned based on relative TSR performance through October 31, 2019 (for TSR PRSUs granted in fiscal 2019, the amount earned is assumed to be target). Although achievement levels are determined at the end of the first year for Ops PRSUs, these equity awards generally vest pro-rata over a four-year period and the shares underlying such award are delivered at the end of such period, subject to continued service.
Description of our Executive Compensation Program
Our executive compensation program is designed to incentivize our NEOs to improve performance and manage risk over the short- and long-term and align the interests of our NEOs with our stockholders.

Key Compensation Elements:

	Element	Time Horizon	2019 Performance Measure

Fixed	Base Salary	Short (1 year)	Individual Performance

At Risk	Annual Incentive Bonus	Short (1 year)	70% Quantitative Component: Pre-tax Income (PTI Metric) 30% Qualitative Component: Individual/Company Performance
	PRSUs	Medium (3-4 years)	PTI Metric (25%) Gross Margin (Margin Metric) (25%) Units Delivered (Units Metric) (25%) Relative TSR (25%)
	Stock options	Long (10 years)	Stock Price Performance

Fixed	Retirement Benefits (SERP)	Long (payable following retirement)	Individual Performance

Other Key Features of Our Executive Compensation Program:

Strong pay-for-performance	No guaranteed incentive payments
Extensive stockholder engagement	No tax gross-ups
Annual Say on Pay vote	No employment agreements
Individual caps on annual and long-term incentive awards	TSR PRSUs capped at 125% if TSR is negative
No new single-trigger equity awards	No stock option repricing
Performance Metrics for Long-Term Awards
As described above, almost half of our CEO's annual targeted total direct compensation is in the form of PRSUs. Performance is measured under the PRSUs based on the metrics described in the table below.

2019 PRSU Metrics		Weight	Performance Period	Vesting Period

PTI Metric	The PTI metric is used because it captures the overall profitability of the enterprise before taxes and includes the results of our joint ventures and non-homebuilding activities, as well as SG&A expense. Certain adjustments are made to GAAP pre-tax income for compensation purposes.	25%	1 Year	4 Years
Margin Metric	The homebuilding margin metric measures the gross margin of our homebuilding operations and reflects our ability to profitably and efficiently execute on this core business. Certain adjustments are made to GAAP gross margin for compensation purposes.	25%	1 Year	4 Years
Units Metric	Units delivered measures the number of homes that are delivered to home buyers during the fiscal year. It is a measure of our ability to grow our core business.	25%	1 Year	4 Years
Relative TSR	Measures relative TSR compared to our Peer Group over three consecutive fiscal years.	25%	3 Years	3 Years
For our continuing NEOs, PRSUs based on operational metrics and relative TSR continue to constitute a key component of compensation. As it has done in the past, the Compensation Committee continued to include a one-year performance period for awards of Ops PRSUs, although the awards generally vest on a pro-rata basis over four years and shares underlying the award are delivered at the end of such period, subject to continued service. The Compensation Committee believes that a one-year performance period is appropriate for these awards due to the cyclical nature of the residential real estate industry and the challenges inherent in making long-term forecasts. A one-year performance period also provides executives a clear line of sight linking pay and performance, with the longer four-year vesting period requiring subsequent service to receive the benefit of the awards. TSR PRSUs vest and shares underlying such awards are delivered at the end of the three-year performance period.
Compensation Philosophy and Objectives
We face competition for talent from many other homebuilders in markets in which we operate. It is vital to our success and long-term viability that our business continues to be managed by highly experienced, focused, and capable executives who possess the experience and vision to anticipate and respond to market developments. The Compensation Committee’s primary objectives in setting compensation for our NEOs are:

•
Incentivize executives to manage risks appropriately while attempting to improve our financial results, performance, and condition over both the short-term and the long-term. The Compensation Committee, by seeking a balance of short-term and long-term compensation, seeks to motivate and reward our NEOs for decisions made today that may not produce immediate or short-term results, but are intended to have a positive long-term effect.

•
Align executive and stockholder interests. The Compensation Committee believes that the use of equity compensation, including the use of PRSUs as a key component of executive compensation, is a valuable tool for aligning the interests of our NEOs with those of our stockholders and to reward actions that demonstrate long-term vision.

•
Set compensation levels that are competitive to attract, motivate, and reward the highest quality individuals to contribute to our goals and overall financial success. By keeping compensation competitive during times of growth as well as contraction, the Compensation Committee attempts to retain executives through the phases of the real estate market cycle.

•
Retain executives and encourage continued service. It is important that we concentrate on retaining and developing the capabilities of our current leaders and emerging leaders to ensure that we continue to have an appropriate depth of executive talent.

•	Use pay practices that support good governance.

◦	We employ our NEOs at will and do not enter into individualized employment agreements.

◦	We do not provide excise tax gross-ups.

◦	We do not provide guaranteed incentive payments.

◦	Perquisites are limited, and we do not provide tax gross ups on perquisites.

◦	Incentive compensation, including stock-based compensation, is subject to a clawback policy.

◦	We have policies that prohibit directors and NEOs from hedging and pledging Company shares (other than with respect to pledges of a portion of Mr. Toll's ownership interest).

◦	We have stock ownership guidelines under which our NEOs and directors are expected to acquire and hold a meaningful level of stock ownership in the Company.

◦	We have an independent Compensation Committee consultant.

Consideration of Say on Pay Results
Our executive compensation program has consistently received strong support from our stockholders. See "Proposal Three—Advisory and Non-Binding Vote on Executive Compensation (Say on Pay)" on page 15 for the results of our annual Say on Pay votes held in the past five years. We conduct an annual outreach to our largest stockholders and proxy advisory firms to receive feedback regarding our executive compensation program. During fiscal 2019 and 2020, this effort included access to both management and, when requested, our Compensation Committee or Governance Committee chair, in order to better understand stockholder and other constituent views. Among other matters, we obtained feedback on the executive compensation design changes described below.
At our 2019 Annual Meeting of Stockholders, 96% of stockholders voting on our Say on Pay proposal voted in support of the compensation of our NEOs. The Compensation Committee viewed the results of our 2019 Say on Pay vote as an affirmation by our stockholders of the Company's executive compensation program.
The Compensation Committee continually assesses the effectiveness of our executive compensation program and from time to time makes changes - taking into account the business environment in which the Company operates and other factors impacting the Company, developments in pay practices, discussions with stockholders and other factors it deems appropriate.
Fiscal 2019 Changes
For fiscal 2019, the Compensation Committee approved the following significant changes to the Company's executive compensation program:

•
Double-trigger change-of-control provision in equity awards. Beginning with equity awards granted in December 2019, a double-trigger mechanism applies to each type of equity award, which requires an actual or constructive termination in connection with the occurrence of a change-in-control event for vesting of equity awards to accelerate.

•
For the annual incentive bonus, the formulaic component of the award was increased to 70% from 60%. Performance continues to be judged under the formulaic component based on achievement relative to the PTI Metric. The Compensation Committee determined that the increase in the formulaic portion of the award would enhance the objectivity and transparency of the award, while retaining for the Committee an appropriate level of discretion based on its qualitative judgment of individual and Company performance, which the Committee believes is important in light of the cyclical nature of the residential real estate industry.

•
The payout range for the annual incentive bonus and all PRSUs was conformed to 75% to 150% of target for all awards (assuming threshold performance is met). Previously, assuming threshold performance was met, the payout range was 80% to 120% of target for the annual incentive bonus, 90% - 110% of target for Ops PRSUs, and 50% - 200% of target for total TSR PRSUs. Conforming the payout ranges to 75% - 150% of target was intended to increase the leverage embedded in our incentive compensation vehicles and further strengthen the link between pay and performance. Additionally, except for TSR PRSUs (for which threshold performance remained unchanged at the 25th percentile), the minimum threshold for payout to occur under each incentive compensation vehicle is 80% of target, with maximum achievement determined at 120%. Previously, the performance range for the annual incentive bonus and Ops PRSUs were identical to the applicable payout range.

•
Adoption of a formal severance plan for key executives. In recognition of the prevalence of severance plans among our peers, the need to attract and retain talented executives and to help ensure key executives' continued attention and dedication to the Company in connection with certain transactions, the Company adopted the Toll Brothers, Inc. Executive Severance Plan (the "Severance Plan") effective in March 2019. Under the Severance Plan, certain executives, including our NEOs, are entitled to cash severance payments upon specified separations from employment, with multiples for our NEOs ranging from 1.5 to 2.5 times base salary and target bonus, and with a double-trigger requirement for any benefits to be paid following a termination in connection with a change of control. For more information on the Severance Plan, see "Benefits and Perquisites - Executive Severance Plan" on page 45.

•	Increased multiples in the Stock Ownership Guidelines. In December 2018, the Board approved an increase in the stock ownership multiples applicable to executive officers and directors:

◦	For our CEO, the multiple was increased from 3.0x to 6.0x base salary.

◦	For our other NEOs, the multiple was increased from 1.0x to 3.0x base salary.

◦	For our directors, the multiple was increased from 3.0x the total annual cash retainer to 5.0x the annual base cash retainer.
As of October 31, 2019, all of our officers and directors were in compliance with our Stock Ownership Guidelines, taking into consideration applicable grace periods for recently appointed officers and directors.
Fiscal 2020 Changes
For fiscal 2020, the Compensation Committee replaced grants of stock options with grants of service-based RSUs as part of the long-term incentive compensation program. These RSUs will continue to constitute approximately 30% of the grant date fair value of NEO long-term incentive compensation awards. The Compensation Committee believes that RSUs will better link executive compensation to the results earned by stockholders, help build executive stock ownership, and better attract, incentivize and retain executive talent. The remainder of each NEO's long-term incentive awards will continue to be granted in the form of PRSUs.

FISCAL 2019 COMPENSATION DECISIONS
Cash Compensation Decisions
Base Salary
When establishing annual base salaries, the Compensation Committee takes into account each NEO’s performance, considering their role and responsibilities and, to the extent useful, the range of compensation of comparable executives within our Peer Group. The Compensation Committee believes that its compensation objectives are more effectively met when most of an executive’s compensation package is composed of at-risk performance-based bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries.
2019 Salaries. In early fiscal 2019, the Compensation Committee determined that, for calendar year 2019, the base salary for Messrs. Connor and Hartman would remain unchanged at $1,000,000, and the base salary for Mr. Yearley would be increased by 5% to $1,050,000. The increase in the base salary for Mr. Yearley for calendar year 2019 was based on a review of peer salaries and consideration of Mr. Yearley's performance in fiscal 2018.
2020 Salaries. In early fiscal 2020, the Compensation Committee determined that, for calendar year 2020, the base salary for Mr. Yearley would be increased to $1,100,000. The increase in the base salary for Mr. Yearley for calendar year 2020 was based on a review of peer salaries and consideration of Mr. Yearley's performance in fiscal 2019. The Compensation Committee determined that the base salary for Mr. Connor would remain unchanged in fiscal 2020. No base salary is reflected for Mr. Hartman, who retired effective December 31, 2019, or for Mr. McDonald, who resigned effective December 31, 2019.

	Calendar 2020 Salary	Calendar 2019 Salary	Calendar 2018 Salary

Douglas C. Yearley, Jr.	$1,100,000	$1,050,000	$1,000,000
Martin P. Connor	$1,000,000	$1,000,000	$1,000,000
Richard T. Hartman	NA	$1,000,000	$1,000,000
John K. McDonald	NA	$700,000	NA
Incentive Awards
Fiscal 2019 Performance Targets
In setting performance metric target levels for both the annual incentive bonus and for long-term incentive awards, the Compensation Committee considers the Company's forecasted results and prior performance, economic and industry conditions, and the level of performance required by our NEOs to deliver against target levels, with the goal of appropriately aligning payout opportunities with performance expectations. As noted above, as a result of macroeconomic conditions impacting the housing industry, late in fiscal 2018 and into fiscal 2019, we, along with many of our competitors, saw a moderation in demand for new homes as well as margin compression on contracts signed during this period. These conditions created a wide range of possible scenarios for the Company's full year results, and, as a result, the Compensation Committee delayed the setting of performance goals for the annual incentive award and Ops PRSUs until January 28, 2019. In setting performance goals, the Compensation Committee considered a number of factors, including prior year results, economic and industry uncertainty existing at the time, the Company's backlog, and forecasted results.
Fiscal 2019 Annual Incentive Bonus
In January 2019, the Compensation Committee determined that, in calculating the annual incentive bonus amounts to be paid for fiscal 2019 performance, payout of 70% of the annual incentive bonus would be based on achievement of the formulaic PTI Metric target described below. Each NEO, other than Mr. McDonald (who did not become an executive officer until after the annual incentive program was approved), would be eligible to earn the remaining 30% of the target-level bonus through the Compensation Committee's qualitative assessment of individual and Company performance in fiscal 2019. As detailed below, based on the formulaic results and qualitative assessment, the total bonuses paid to Messrs. Yearley and Connor for fiscal 2019 were approximately 106% of target, and the total for Mr. Hartman was approximately 104% of target. Mr. McDonald resigned effective December 31, 2019 and did not receive an annual incentive award in respect of fiscal 2019.
Formulaic Bonus Component. The Compensation Committee met in early fiscal 2020 and certified that the PTI Metric was achieved at 99.82% of target for fiscal 2019 performance, as set forth below:

	2019 Annual Incentive Bonus Formulaic Bonus Component
	Minimum (80%)	Target (100%)	Maximum (120%)	Actual

PTI Metric	$664,000,000	$830,000,000	$996,000,000	$828,516,000
Based on achievement at 99.82% of target, the Compensation Committee determined that the formulaic component of the annual incentive bonus amounts for fiscal 2019 for each NEO were as follows:

	Target Formulaic Bonus Component Amount	Actual Formulaic Bonus Component Award

Douglas C. Yearley, Jr.	$2,065,000	$2,060,457
Richard T. Hartman	$749,700	$748,051
Martin P. Connor	$749,700	$748,051
Qualitative Assessment Bonus Component. In its qualitative evaluation of performance for fiscal 2019, the Compensation Committee considered actual results as compared to performance targets set at the beginning of the fiscal year. As part of this assessment, the Compensation Committee considered the following factors, including each NEO's contribution to these results:

•	Delivery of 8,107 homes in fiscal 2019, which exceeded internal projections and analyst consensus estimates.

•
The Company entered four new states and seven new markets in fiscal 2019, including Atlanta, Georgia through the acquisition of Sharp Residential, LLC, and Charleston, Greenville, and Myrtle Beach, South Carolina through the acquisition of Sabal Homes LLC. The Company also opened its first communities in Salt Lake City, Utah, and Portland, Oregon.

•
Management successfully navigated a challenging market during the first half of the fiscal year while continuing to diversify the Company's price points and product lines, including by expanding its affordable luxury and active adult communities.

•
The Company successfully transitioned the Chief Operating Officer role to two new co-Chief Operating Officers and continued to refresh its senior management team with recent appointments of a new chief marketing officer, president of TBI Mortgage and chief accounting officer.

•	In connection with the Chief Operating Officer transition, the Company realigned its regional operating structure and appointed three new Regional Presidents and four new Group Presidents.

•	The Company also made progress implementing new enterprise resource planning and customer resource management systems.

•
The Company continued to refine its business portfolio by completing the sale of its golf business and entering the purpose-built single-family rental market in partnership with an experienced operator and a major financial institution.

•
The Company responsibly managed its balance sheet and liquidity. During fiscal 2019, the Company increased its bank revolving credit facility from $1.295 billion to $1.905 billion and extended its maturity to five years along with that of our $800.0 million term loan facility. The Company also raised $400.0 million of ten-year 3.8% debt in the public capital markets, a portion of which was later used to retire $250.0 million of more expensive maturing public debt.

Based on this qualitative assessment of Company performance, the Compensation Committee determined that the qualitative assessment component of the annual incentive bonuses for fiscal 2019 performance would be awarded at the amounts set forth below.

	Target Qualitative Assessment Bonus Component Amount	Actual Qualitative Assessment Bonus Component Award

Douglas C. Yearley, Jr.	$885,000	$1,062,000
Richard T. Hartman	$321,300	$369,495
Martin P. Connor	$321,300	$385,560
Total Fiscal 2019 Cash Compensation
Total cash compensation (base salary and annual incentive bonus) paid to or earned by our NEOs for fiscal 2019 is set forth below.

	Base Salary	Annual Incentive Bonus	Total Cash Compensation

Douglas C. Yearley, Jr. (1)	$1,041,667	$3,122,457	$4,164,124
Richard T. Hartman	$1,000,000	$1,117,546	$2,117,546
Martin P. Connor	$1,000,000	$1,133,611	$2,133,611
John K. McDonald	$691,667	NA	$691,667

(1)
Reflects base salary earned during fiscal 2019. Base salary is paid on a calendar year basis. Mr. Yearley's annual base salary was increased to $1,050,000 and Mr. McDonald's to $700,000 effective January 1, 2019.

Fiscal 2019 Long-Term Incentive Compensation
The design and structure of our long-term incentive compensation program is reviewed annually to ensure that it is appropriate for the size and scope of the Company. In recent years, the Compensation Committee has awarded equity compensation to our NEOs in the form of stock options and PRSUs based on a fixed-dollar approach. For awards granted in fiscal 2019 to Messrs. Yearley and Connor, the mix of equity awards was fixed at approximately 70% PRSUs and 30% stock options, which reflects a change from the 60% PRSU / 40% stock option weighting used in the prior year. These revised weightings reflect a heavier orientation towards objective performance criteria in the long-term incentive performance plan. For fiscal 2020, the Compensation Committee determined that it would be appropriate to grant RSUs in lieu of stock options.
For Mr. Hartman, the equity mix described below includes an RSU award that was approved in October 2019 in the amount of approximately $1.5 million. The Compensation Committee approved this award in recognition of Mr. Hartman's performance in fiscal 2019, which included successfully mentoring his two successors and transitioning his Chief Operating Officer responsibilities to them, as well as in recognition of the contributions he has made to the growth and success of the Company over his 40-year tenure.
Mr. McDonald was not an executive officer at the time of the annual equity award grant in December 2018 and therefore did not receive any PRSUs as part of his long-term incentive compensation award. Instead, he received a mix of stock options and RSUs.

The mix of equity awards granted in fiscal 2019 (measured based on grant date fair value as reported in the "Grants of Plan Based Awards" table on page 53) for our NEOs was (in thousands):

(1)
The mix of PRSUs and stock options reflected in the charts above differs from the 70% / 30% mix approved by the Compensation Committee for Messrs. Yearley and Connor primarily because, when determining the number of stock options that are subject to an award, the Company values the stock options for such purpose based on relative grant date fair values of prior stock option awards, as described further under "Fiscal 2019 Long Term Incentive Awards - Stock Options" on page 41.

Performance Based RSUs
In fiscal 2019, the Compensation Committee approved the grant of PRSUs to each NEO (other than Mr. McDonald). These PRSUs consisted of Ops PRSUs, which comprised 75% of the award, and TSR PRSUs, which comprised the remaining 25%.
Ops PRSU Performance Metrics
Ops PRSUs are designed to align NEO compensation with the achievement of pre-established growth and profitability goals and accomplish this through the following three equally weighted operational performance metrics:

•	PTI Metric, which captures the overall profitability of the enterprise before taxes and includes the results of our joint ventures and non-homebuilding activities, as well as SG&A expense;

•	Margin Metric, which measures the gross margin of our homebuilding operations and reflects our ability to profitably and efficiently execute on this core business; and

•	Units Metric, which measures the number of homes that are delivered to home buyers during the fiscal year and is a measure of our ability to grow our core business.
In light of market conditions prevailing at the beginning of fiscal 2019, the Compensation Committee set PTI Metric and Units Metric performance targets for fiscal 2019 below target levels for fiscal 2018 to reflect lower expected unit sales while continuing to incentivize management to balance sales pace and profitability. In addition, the fiscal 2019 Margin Metric reflected a projected increase in sales incentives as well as the Company's focus on diversifying its product offerings to include homes at lower price points with lower margins.

	Ops PRSU Metric(1) Performance Compared to Target
	Target (100%)		Actual

	2019	2018	2019	% of Target
PTI Metric (2)(3)	$830,000,000	$931,000,000	$828,516,000	99.82%
% Change vs. Prior Year	-10.8%	+8.3%
Margin Metric (2)(4)	23.50%	24.00%	23.01%	97.91%
Change vs. Prior Year	-50 bps	-100 bps
Units Metric	7,700	8,200	8,107	105.29%
% Change vs. Prior Year	-6.1%	+17.1%

(1)
Each performance metric had a threshold level that, if achieved, would earn 75% of the Ops PRSUs allocated to that metric; a target level that, if achieved, would earn 100% of the Ops PRSUs allocated to that metric; and a maximum level that, if achieved, would earn 150% of the Ops PRSUs allocated to that metric. To the extent that actual performance results fell between these levels, the Ops PRSUs earned would be determined by linear interpolation between those levels. If the minimum threshold performance level of 80% of target performance was not achieved for any individual metric, none of the Ops PRSUs would have been earned for that metric.

(2)	The following items, to the extent disclosed in a press release or conference call, are excluded from these performance metrics:

•	Restructuring and severance costs pursuant to a plan approved by the Board, CEO, and/or President and Chief Operating Officer

•	Gains or losses from litigation or claims, natural disasters, or terrorism

•	Effect of changes in laws, regulations, or accounting principles

•
The gain or loss from the sale or discontinuance of a business segment, division, or unit and the corresponding budgeted, unrecognized pre-tax income and margin for this business segment, division, or unit

In addition, the following items are also excluded from these performance metrics:

•	Write-down or impairment of assets or joint venture investments

•	Stock-based compensation overages or underages compared to budget

•	Expense of an acquisition

•	Gains or losses from derivative transactions or the early retirement of debt

(3)
Includes a gain of approximately $23 million related to the sale of the Company's golf business, which the Compensation Committee determined was appropriate to include in both the annual incentive plan and Ops PRSU results as the sale had been included in the target setting process.

(4)	Excludes interest expense in homebuilding cost of revenues
Based on fiscal 2019 performance, the Compensation Committee certified that the blended average payout percentage for these metrics was 103.45% of target. One-fourth of the earned 2019 Ops PRSUs vested on January 28, 2020, the first anniversary of the grant date, and the remaining three-fourths remain subject to service-based vesting over the next three anniversaries of the grant date. No shares will be delivered until the fourth anniversary of the grant date.
We believe this demonstrates appropriate target setting by the Compensation Committee. The Compensation Committee believes that it has set Ops PRSU performance targets at levels that have incentivized our NEOs to grow the Company while maintaining a focus on profitability. Historical performance for the Ops PRSU performance metrics are set forth below.

	Historical Ops PRSU Performance as a % of Target
	PTI Metric	Margin Metric	Units Metric

2019 Ops PRSUs	99.82%	97.91%	105.29%
2018 Ops PRSUs	103.86%	98.38%	100.79%
2017 Ops PRSUs	96.24%	99.08%	102.16%
TSR PRSUs
TSR PRSUs measure relative TSR performance over a three-year period, with vesting and settlement of the award occurring upon the conclusion of the three-year performance period. Following the conclusion of the performance period, the number of TSR PRSUs earned is determined by multiplying the target award by the TSR multiplier. For fiscal 2019, the TSR multiplier was based on the TSR percentile ranking of the Company as follows:

Relative TSR Percentile Rank	TSR Multiplier (1)

Less than 25th Percentile	0%
25th Percentile	75% (threshold)
50th Percentile	100% (target)
75th Percentile or Above	150% (maximum)

(1)	The TSR Multiplier is determined by linear interpolation for any achievement of the Relative TSR Percentile Rank which falls between the target percentages above.
The Company’s relative TSR percentile rank is determined by ranking the companies in our Peer Group from the highest to the lowest according to their respective TSR for the performance period, then calculating the TSR percentile ranking of the Company relative to other companies in our Peer Group. In no event will the payout for the TSR PRSUs be greater than 125% if the Company’s own TSR is negative for the performance period. As noted above, TSR PRSUs granted in December 2016, with respect to which the three-year performance period ended on October 31, 2019, did not pay out because the Company's relative TSR compared to our Peer Group fell below the 25th percentile.
All PRSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the PRSUs to which the dividend equivalents relate. Shares subject to PRSUs held by a NEO fully vest and all restrictions immediately lapse upon an NEO’s termination of his employment due to death or disability. In addition, all shares subject to PRSUs granted prior to December 2019 fully vest and all restrictions lapse upon a change of control of the Company. Starting with awards granted in December 2019, PRSUs will vest in connection with a change of control of the Company only if there is an actual or constructive termination of the executive (i.e., a "double trigger") within the time periods set forth in the applicable award agreement. Awards granted between December 2016 and November 2019 will continue to vest upon qualified retirement following ten years of service. Starting in December 2019, retirement is defined as a voluntary resignation after achieving either (i) age fifty-eight and ten years of service or (ii) age sixty-two and five years of service, and an award will continue to vest upon such a qualifying retirement. All vested and unvested PRSUs are subject to forfeiture in the event that, after the NEO retires or otherwise leaves the Company, the NEO breaches certain post-termination covenants. See “Potential Payments upon Termination or Change of Control” on page 58.
Stock Options
Stock options granted to our NEOs have a term of ten years from the date of the grant and generally vest in equal annual installments over a four-year period beginning on the first anniversary of the grant date. For stock options granted prior to December 2019, in the event of an executive's death, disability or retirement after age 62 with at least ten years of service, stock options will continue to vest and be exercisable for the remainder of their ten-year term. Starting in December 2019, retirement is defined as a voluntary resignation after achieving either (i) age 58 and ten years of service or (ii) age 62 and five years of service, and stock options will continue to vest and remain exercisable for the remainder of their ten-year term upon such a qualifying retirement. Stock options granted prior to December 2019 generally vest upon the occurrence of a change of control of the Company, while stock options granted on or after December 2019 are "double trigger" as described above. All unexercised stock options, vested and unvested, are subject to forfeiture in the event that, after the NEO retires or otherwise leaves the Company, the NEO breaches certain post-termination covenants. See “Potential Payments upon Termination or Change of Control” on page 58.
For purposes of determining the number of shares that are subject to a stock option award, the stock option value is determined by multiplying the closing price of the Company's common stock on the grant date of such award by the average of the “Fair Value Quotient” for the three immediately previous fiscal years of the Company. The “Fair Value Quotient” for a prior fiscal year is the fraction in which (x) the denominator is the closing price the Company's common stock on the grant date of the awards for such fiscal year, and (y) the numerator is the grant date fair value of the stock options granted for such fiscal year in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in the Form 10-K, excluding the effect of estimated forfeitures.
Service-Based Restricted Stock Units
Service-based RSUs granted to our NEOs (which, in fiscal 2019, only included Mr. McDonald) generally vest in equal installments over a four-year period beginning on or about the first anniversary of the grant date. Although the awards vest over a four-year period, shares underlying vested RSUs generally are not delivered until the fourth anniversary of the grant date. For RSUs granted prior to December 2019, in the event of an executive's death, disability or retirement after age 62 with at least ten years of service, RSUs will continue to vest following such event. Starting in December 2019, retirement is defined as a voluntary resignation after achieving either (i) age 58 and ten years of service or (ii) age 62 and five years of service, and an RSU will continue to vest upon such a qualifying retirement. RSUs granted prior to December 2019 generally vest upon the occurrence of a change of control of the Company, while RSUs granted on or after December 2019 are "double trigger" as described above. All undelivered RSUs, vested and unvested, granted to NEOs are subject to forfeiture in the event that, after the NEO retires or otherwise leaves the Company, the NEO breaches certain post-termination covenants. See “Potential Payments upon Termination or Change of Control” on page 58.
Compensation for New Co-Chief Operating Officers
In connection with the promotion of Messrs. Boyd and Parahus to the roles of Co-Chief Operating Officer effective November 1, 2019, the Compensation Committee reviewed and approved their respective compensation arrangements for fiscal 2020. As an Executive Vice President and Co-Chief Operating Officer of the Company, Mr. Boyd will receive an annual base salary of $1,000,000 and Mr. Parahus will receive an annual base salary of $850,000. Each of Mr. Boyd and Mr. Parahus will participate in the annual cash incentive program on the same terms as described above for Messrs. Yearley and Connor, with target bonuses of $1,200,000 and $800,000, respectively. Messrs. Boyd and Parahus also received equity awards granted in fiscal 2020 in the same mix and with the same terms as those applicable to Messrs. Yearley and Connor, with total grant date fair values of approximately $600,000 each. Messrs. Boyd and Parahus are also eligible to participate in the Company’s other regular compensation arrangements for the Company’s executive officers, including participation as an “Executive Officer Other than the Chief Executive Officer” under the Severance Plan and participation in the SERP.

COMPENSATION FRAMEWORK
Compensation Decision-Making Process
Compensation Decision-Making Timeline
The Compensation Committee reviews and determines base salary, annual incentive bonuses, and long-term incentive compensation, as well as benefits and perquisites, on an annual basis. For compensation relating to fiscal 2019, the primary steps taken by the Compensation Committee to establish and award compensation to our NEOs were as follows:

Compensation Committee Action Taken

Fiscal 2019

December 2018	Set calendar year 2019 base salaries for the NEOs. Reviewed compensation levels for each executive officer

January 2019	Set performance goals for fiscal 2019 annual incentive bonus and Ops PRSU awards and fixed target value and number of 2019 Ops PRSU awards for NEOs

June 2019	Reviewed the Say on Pay voting results from the 2019 Annual Meeting of Stockholders, as well as feedback received from stockholders and proxy advisory firms on our executive compensation program
Reviewed fiscal 2018 NEO compensation compared to our Peer Group
Reviewed a market assessment prepared by the Compensation Committee's independent compensation consultant of fiscal 2018 NEO pay versus performance for the Company compared to our Peer Group
Consulted with the independent compensation consultant regarding industry trends in executive compensation

November 2019	Reviewed market assessment prepared by the independent compensation consultant of Company fiscal 2019 NEO projected pay versus projected Company fiscal 2019 performance compared to our Peer Group
Began engagement of our largest stockholders and proxy advisory firms to gain their input on our executive compensation program
Held preliminary discussions regarding NEO individual performance during fiscal 2019

Fiscal 2020

December 2019	Reviewed market assessment prepared by the independent compensation consultant of fiscal 2019 Company NEO pay versus actual Company fiscal 2019 performance compared to our Peer Group
Reviewed each NEO’s individual performance during fiscal 2019
Reviewed fiscal 2019 performance goals and certified the level of performance attained for the annual incentive bonus and PRSU payouts
Determined fiscal 2019 annual incentive bonuses for the NEOs
Approved changes to the Company's Peer Group, as described below

Performance Assessment Process
Throughout the fiscal year, the full Board monitored our financial performance in relation to our recent historical performance and in relation to our Peer Group. The Compensation Committee also reviewed and considered our financial performance during the fiscal year when making final fiscal 2019 compensation decisions at the beginning of fiscal 2020. As part of its evaluation of individual performance, the Compensation Committee considered the contributions of each NEO to the Company's achievements during fiscal 2019 as described above on page 37.
Participation by Management
The Compensation Committee worked with management to establish its meeting agendas and determine meeting participants. Throughout the year, the Compensation Committee requested information from management and the Compensation Committee’s independent compensation consultant, including information about the compensation practices and financial performance of other companies in the homebuilding industry and other industries. Our CEO and Chief Financial Officer were invited by the Compensation Committee to attend certain of its meetings in order to provide information and answer questions regarding the Company’s strategic objectives and financial performance. Our other NEOs were also available to Compensation Committee members and to attend Compensation Committee meetings upon request. Our CEO submitted recommendations to the Compensation Committee regarding salary, bonus, equity compensation, and overall compensation levels for the President and Chief Operating Officer and the Chief Financial Officer for both fiscal 2019 and fiscal 2020, and also submitted compensation recommendations for our newly appointed executive officers for fiscal 2020. The Compensation Committee, after consideration of all of these inputs, determined actual compensation levels for each NEO.
Use of Independent Compensation Consultant
The Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) to serve as its independent compensation consultant for fiscal 2019. CAP received instructions from, and reported to, the Compensation Committee on an independent basis.
The Compensation Committee requested CAP’s advice on a variety of matters, such as the amount and form of executive compensation, compensation strategy, market comparisons, pay and performance alignment versus industry peers, executive pay trends, compensation best practices, compensation-related regulatory developments, and potential compensation plan designs and modifications. The Compensation Committee consulted with CAP, both with and without management, on several occasions during fiscal 2019, and also in early fiscal 2020 with respect to compensation decisions for fiscal 2019 performance. During fiscal 2019, CAP did not provide any services to the Company or its affiliates other than advising on executive compensation, as approved by the Compensation Committee.
The Compensation Committee conducts a formal evaluation of the independence of CAP annually in the first quarter of the fiscal year. Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work CAP performed in fiscal 2019. When conducting this evaluation, the Compensation Committee took into consideration the factors set forth in Rule 10C-1 under the Exchange Act and the NYSE’s listing standards.
Market Comparisons
Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, it believes that information regarding pay practices at other companies is useful in three respects. First, marketplace information is one of many factors considered in assessing the reasonableness of compensation. Second, our compensation practices must be generally competitive for executive talent in the homebuilding industry and in the overall market. Third, marketplace information reflects emerging and changing components and forms of compensation. While the Compensation Committee considers peer compensation levels and practices when making its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the compensation levels of our peer companies.
In 2019, the Compensation Committee, with guidance from CAP, reviewed our NEOs’ compensation against a peer group of publicly-traded homebuilding companies (the “Peer Group”), which was expanded in fiscal 2019 to include the public homebuilders LGI Homes, Inc. and Century Communities, Inc. The Peer Group consisted of the following companies:

Peer Group of Publicly-Traded Homebuilding Companies

Beazer Homes USA, Inc.	Lennar Corporation*	NVR, Inc.*
Century Communities, Inc.	LGI Homes, Inc.	PulteGroup, Inc.*
D. R. Horton, Inc.*	M. D. C. Holdings, Inc.*	Taylor Morrison Home Corporation*
Hovnanian Enterprises, Inc.	M/I Homes, Inc.	Tri Pointe Group, Inc.*
KB Home*	Meritage Homes Corporation*

Early in fiscal 2020, the Compensation Committee approved the addition of two additional companies to the Peer Group for purposes of determining the Company's relative TSR performance in the future: Green Brick Partners, Inc. and The New Home Company Inc. For purposes of future pay benchmarking (beginning with fiscal 2020), the Compensation Committee limited the Peer Group to those homebuilders with trailing twelve month revenues above $3.0 billion. These companies are identified with an asterisk in the table above.
Benefits and Perquisites
We provide all of our employees, including our NEOs, with specified employee benefits programs. These include the opportunity to save for retirement through the Toll Brothers 401(k) Savings Plan (the “401(k) Plan”) and various health and welfare benefit programs, including medical, dental, life insurance, and long-term disability insurance. These programs are intended to promote the health and financial security of our employees and are provided at competitive market levels to attract, retain, and reward employees. We share the cost of these programs with our employees and our NEOs participate in these programs on the same terms as our other employees.
The 401(k) Plan is a qualified retirement savings plan under the tax code. Participants in the 401(k) Plan may contribute a portion of their compensation, subject to IRS regulations and specified limitations applicable to “highly compensated employees,” as such term is defined in the tax code. After a year of service, we may match a portion of each participant’s contribution and also may make an annual discretionary contribution to each active participant’s account. All of the NEOs were participants in the 401(k) Plan during fiscal 2019.
Supplemental Executive Retirement Plan
We also maintain a SERP, which provides retirement benefits to our NEOs. The Board’s intention when adopting the SERP was to provide competitive retirement benefits, to protect against reductions in retirement benefits due to tax law limitations on qualified plans, and to encourage continued employment or service with the Company. For a discussion of the material terms of the SERP, see “Pension Benefits During Fiscal 2019—Supplemental Executive Retirement Plan” on page 56.
The Compensation Committee did not increase the SERP annual benefit payment amounts to our continuing NEOs in fiscal 2019, although it did approve (i) lowering the normal retirement age in the SERP from age 62 to 58 and (ii) the addition of newly promoted executive officers to the SERP (with Messrs. Boyd and Parahus being added as participants in the SERP with annual benefit amounts of $125,000 each). Mr. McDonald was also added as a participant to the SERP but relinquished any benefits in connection with his resignation.

The annual benefit amounts to our NEOs under the SERP as of the end of fiscal 2019 are set forth in the table under “Pension Benefits During Fiscal 2019—Supplemental Executive Retirement Plan” on page 56.
Executive Severance Plan
As described above, since March 2019 the Company has maintained the Severance Plan, which provides certain cash severance benefits to eligible employees of the Company who experience a “covered termination” of employment, both in the context of a “change of control” transaction and otherwise. A “covered termination” under the Severance Plan means a participant’s employment is terminated by the Company without “cause” or the participant resigns with “good reason,” in each case as described below, and subject to the limitations described therein.
Under the terms of the Severance Plan, “Cause” includes a participant’s (i) substantial failure or refusal to perform the duties or responsibilities of his job, (ii) material violation of any fiduciary duty, (iii) conviction of (including a plea of nolo contendere) a felony, (iv) conviction of (including a plea of nolo contendere) a misdemeanor which involves dishonesty, fraud or morally repugnant behavior, (v) dishonesty, (vi) theft, (vii) material violation of Company rules or policy, or (viii) other egregious or morally repugnant conduct that has, or could have, a serious and detrimental impact on the Company. “Good Reason” includes (i) a material diminution in the participant’s authorities, duties, job responsibilities, status or reporting relationships, (ii) (A) a reduction in base salary or target bonus opportunity, (B) failure to pay base salary or the applicable bonus when due, or (C) for the two-year period following a change of control, a reduction in equity compensation opportunity, (iii) the relocation of the principal place of employment by more than fifty miles, (iv) the material breach of an existing agreement between the participant and the Company, or (v) the failure of any purchaser to assume any agreement between the participant and the Company.
If a participant, including our continuing NEOs, experiences a “covered termination” not in connection with a change of control of the Company, the Company will provide certain severance payments and benefits, subject to the participant’s continued compliance with the Non-Interference Agreement, as described below, and the execution and non-revocation of a release of claims. For our continuing NEOs, these payments and benefits are as follows: (i) an amount equal to 1.5 times (2.0 times for the CEO) the sum of the participant’s annual base salary and target annual bonus, (ii) a prorated annual bonus for the year of termination of employment based on actual performance, (iii) an amount equal to 18 months (24 months for the CEO) of the participant’s monthly COBRA premium for continued health insurance coverage, and (iv) reasonable outplacement services for a period corresponding to the time period that is the lesser of (x) 18 months (24 months for the CEO) and (y) the period beginning on the date of the covered termination and ending on the two-year anniversary of the covered termination.
If a participant experiences a “covered termination” within two years after the occurrence of a change of control of the Company or within six months prior to a change of control of the Company, and such termination is reasonably demonstrated to be in connection with or in anticipation of a change of control or is at the request of a third party who has reasonably calculated or intended to effect a change of control of the Company, the Company will provide the participant with certain severance payments and benefits, subject to his or her continued compliance with the Non-Interference Agreement and the execution and non-revocation of a release of claims. For our continuing NEOs, these payments and benefits are as follows: (i) an amount equal to 2.0 times (2.5 times for the CEO) the sum of the participant’s annual base salary and target annual bonus, (ii) a prorated target annual bonus for the year of termination of employment, (iii) an amount equal to 24 months (30 months for the CEO) of the participant’s monthly COBRA premium for continued health insurance coverage, and (iv) reasonable outplacement services for a period equal to the lesser of (x) 24 months (30 months for the CEO) or (y) the period beginning on the date of the covered termination and ending on the two-year anniversary of the covered termination.
Participants who receive severance benefits under the Severance Plan will be bound by certain restrictive covenants in favor of the Company, including the confidentiality, non-disparagement, non-

competition and non-solicitation covenants included in the Non-Interference Agreement attached to the Severance Plan. Pursuant to the Non-Interference Agreement (which each NEO has executed), each executive officer of the Company is subject to non-compete and non-solicitation periods of one year following the executive officer's termination of employment for any reason. The Severance Plan provides that if payments and benefits provided to the participant would constitute an “excess parachute payment” for purposes of Section 280G of the tax code, the participant will either have his or her payments and benefits reduced to the highest amount that could be paid without triggering Section 280G or receive the after-tax amount of his or her payment and benefits, whichever results in the greater after-tax benefit, taking into account the excise tax imposed under Section 4999 of the tax code and any applicable federal, state and local taxes.
The severance benefits available to our NEOs under the Severance Plan as of the end of fiscal 2019 are set forth in the table under “Potential Payments upon Termination or Change of Control” on page 58.
Deferred Compensation Plan
The Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan” or "DCP") was designed to enable certain management and highly compensated employees, including our NEOs, to defer a portion of their annual cash compensation. The Deferred Compensation Plan was frozen with respect to compensation earned after December 31, 2011. However, in December 2014, the Company amended and restated the Deferred Compensation Plan (as amended, the "2015 Plan") to enable employees to defer a portion of their annual cash compensation starting on January 1, 2015. Messrs. Yearley, Hartman and Connor were participants in the 2015 Plan during fiscal 2019.
Amounts deferred prior to January 1, 2015, which are not re-deferred under the 2015 Plan, continue to be governed by the terms of the Deferred Compensation Plan in effect prior to January 1, 2015. Mr. Hartman is the only NEO who participated in the Deferred Compensation Plan prior to January 1, 2015. We have the right under the 2015 Plan to make discretionary contributions for the benefit of any participant in the 2015 Plan. We did not make discretionary contributions to any NEO under the 2015 Plan in fiscal 2019.
Interest earned during fiscal 2019 on NEO deferred compensation that is considered above-market interest under SEC rules is included in the amount reported under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page 51, and further information about NEO deferred compensation is contained in the Nonqualified Deferred Compensation During Fiscal 2019 table on page 57.
Perquisites
Perquisites did not constitute a material portion of the compensation paid to our NEOs for fiscal 2019. We provide our NEOs with limited perquisites and personal benefits that the Compensation Committee believes are consistent with our executive compensation philosophy and objectives, and we do not provide tax gross ups on perquisites. Each fiscal year, the Compensation Committee reviews and approves those perquisites that are provided to our NEOs.
The Compensation Committee believes the perquisites for fiscal 2019, which included auto and gas allowances, insurance, and tax and financial statement preparation assistance, as more fully described in the footnotes to the Summary Compensation Table on page 51, are reasonable, consistent with our past practices, and consistent with general practices in our industry.

Other Compensation Practices and Policies
Employment Agreements, Severance Payments and Change of Control Provisions
We employ our NEOs at will and do not have individualized employment agreements. As described above, the Company adopted the Severance Plan in March 2019, which provides for cash severance payments and other benefits to certain eligible employees of the Company, including our NEOs, who experience a termination of employment under certain conditions. For a description of the severance benefits available under the Severance Plan to our NEOs, see "Benefits and Perquisites - Executive Severance Plan" on page 46 and "Potential Payments upon Termination or Change of Control" on page 58.
In addition, our outstanding equity award agreements and the SERP include provisions relating to the occurrence of a change of control of the Company. Under our equity plans, if there is a change of control of the Company, outstanding stock options and RSUs (in each case awarded prior to December 2019), deferred cash, or other plan awards will generally immediately vest, and any applicable restrictions will immediately lapse. Equity awards granted in December 2019 and thereafter are subject to "double trigger" accelerated vesting as described above. Under the SERP, if there is a change of control of the Company, all participants become fully vested in their SERP benefits and eligible for a lump sum payout. See “Potential Payments upon Termination or Change of Control” on page 58.
Stock Ownership Guidelines
We maintain Stock Ownership Guidelines ("Guidelines") pursuant to which our executive officers and non-management directors are expected to acquire a meaningful level of stock ownership in the Company to further align their interests with those of our stockholders. Under the Guidelines, the executive officers and non-management directors are expected to own shares equivalent in value to a multiple of his or her base salary or annual base cash retainer. As noted above, these multiples were increased in December 2018. The multiples currently in effect are set forth below:

Position	Multiple

Chairman and CEO	6.0 x base salary
Other Executive Officers	3.0 x base salary
Directors	5.0 x annual base cash retainer
Executive officers and directors are expected to achieve compliance with these levels of ownership within five years from the date he or she assumes the position of executive officer or director, and may not sell net shares of stock received upon the exercise of stock options (that is, shares other than those sold to pay withholding taxes, brokerage fees, and the exercise price) unless and until he or she has met these required levels of ownership. In connection with the revisions to the Guidelines approved in December 2018, officers and directors were given additional time commensurate with the increase in the multiple applicable to him or her to achieve compliance with the revised Guidelines.
On an annual basis, the Governance Committee reviews adherence to the Guidelines. For purposes of the Guidelines, the following are included as “owned”:

•
shares of stock owned by the executive officer or director, including shares held in a trust controlled by the executive officer or director, by a spouse or by minor children that are deemed beneficially owned by the executive officer or director under Rule 13d-3 under the Exchange Act;

•	one-third of the shares underlying vested stock options that were “in the money” at the beginning of the fiscal year of review; and

•	shares of stock underlying vested performance stock units, RSUs, and restricted stock awards, regardless of provisions relating to delivery.

Specifically excluded from ownership under the Guidelines as “owned” shares are any shares of stock or other equity-based awards which are pledged as collateral to a third party so long as such pledge remains in effect.
If an executive officer or director satisfies these Guidelines, they are generally deemed satisfied for subsequent annual review periods, regardless of decreases in the Company’s stock price as long as the executive officer or director continues to hold the shares originally included in determining compliance. At the time of the Governance Committee's annual review of adherence to the Guidelines in December 2019, the Committee determined that each NEO and director was in compliance with the Guidelines.
Hedging Policy
We have an insider trading policy that sets forth guidelines and restrictions applicable to employees’ transactions involving our stock. Among other things, this policy prohibits our employees from engaging in puts, calls, or similar options on our stock or in any derivative equity securities of the Company, or selling our stock short. In addition, this policy prohibits directors and executive officers from entering into hedging arrangements with respect to our equity securities that are designed to offset or reduce the risk of price fluctuations in the underlying security (such as covered calls, collars, or other transactions that sever the ultimate alignment with our stockholders’ interests).
Pledging Policy
We have a pledging policy that prohibits any pledging of the Company’s equity securities by executive officers and directors, with an exception for the Company's founder, Mr. Robert I. Toll, given his substantial ownership of the Company’s equity securities.
With respect to Mr. Toll, any increase in the aggregate number of shares of Company stock that he has pledged is prohibited under the policy except in situations, and on conditions, pre-approved by the Company’s Legal Department. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to:

•	the percentage of Mr. Toll's equity holdings that are currently pledged;

•	the percentage of the Company’s outstanding class of equity securities represented by the number of securities of that class being pledged;

•	the market value of the securities being pledged and the total market value of the Company’s outstanding equity securities;

•	the historical trading volume of the Company’s equity securities; and

•	any compelling needs of Mr. Toll justifying the pledge transaction under the circumstances.
The Legal Department's decisions are reviewed by the Governance Committee.
As a result of this policy, no executive officer or director, other than Mr. Toll, has Company shares that are pledged as of the date of this proxy statement. The number of shares pledged by Mr. Toll as of the Record Date represents 3.4% of the Company’s outstanding stock. Since adoption of the policy, the number of shares pledged by Mr. Toll has decreased by over 33%. The Governance Committee continues to monitor the shares pledged by Mr. Toll.
Clawback Policy
In January 2017, the Board adopted a policy regarding the recoupment of incentive compensation from executives in specified situations involving fraud or intentional misconduct. The policy provides that, subject to the discretion and approval of the Board, the Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any cash bonus or other incentive compensation subject to the policy, including vested and unvested stock-based compensation, awarded to an executive officer where all of the following factors are present: (a) the award was predicated upon the achievement of specified financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. Under this policy, the Board may seek to recover payments of incentive compensation if the financial results leading to the award of incentive compensation are subsequently the subject of a restatement. The Board may use its judgment in determining the amount to be recovered where the incentive compensation was awarded on a discretionary basis.
Tax and Accounting Implications
When making decisions about executive compensation, the Compensation Committee considers both tax and accounting implications of the various elements of our compensation program, including the impact on our financial results and the dilutive impact to stockholders of various forms of compensation.
For equity compensation grants, ASC 718 requires us to recognize compensation expense for all share-based payment arrangements based upon the grant date fair value of those awards and period of vesting. The aggregate expense estimated to be recognized over the period of vesting is included in the Summary Compensation Table contained in this proxy statement as part of the NEOs’ total compensation in the fiscal year of the grant. This number, while required by the SEC rules and important for understanding the impact of granting equity on our financial statements, does not represent the value ultimately realized by the NEO.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Form 10-K .
Respectfully submitted by the members of the Compensation Committee of the Board of Directors.
Carl B. Marbach (Chair)
John A. McLean
Stephen A. Novick
Paul E. Shapiro

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Douglas C. Yearley, Jr.	2019	1,041,667	4,545,620	1,471,226	3,122,457	519,322	43,913	10,744,205
Chief Executive Officer	2018	1,000,000	4,499,838	1,465,602	2,957,027	3,926	38,854	9,965,247
	2017	1,000,000	3,713,862	2,345,860	2,749,344	8,680	37,658	9,855,404
Richard T. Hartman (5)	2019	1,000,000	2,763,985	457,774	1,117,546	601,805	33,628	5,974,738
President and Chief Operating Officer	2018	1,000,000	1,363,787	444,180	1,094,669	33,909	30,084	3,966,629
	2017	1,000,000	1,124,167	712,306	1,017,786	56,255	30,566	3,941,080
Martin P. Connor	2019	1,000,000	1,164,373	376,855	1,133,611	422,754	32,816	4,130,409
Chief Financial Officer	2018	995,192	1,123,124	365,803	1,094,669	589	30,021	3,609,398
	2017	975,000	923,400	588,829	1,017,786	—	24,160	3,529,175
John K. McDonald (6)	2019	691,667	162,521	140,400	—	810,391	26,174	1,831,153
General Counsel

(1)
These columns present the aggregate grant date fair value of RSUs, PRSUs and stock options, respectively, granted in the indicated fiscal year, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 10 in the Notes to Consolidated Financial Statements in the Form 10-K, excluding the effect of estimated forfeitures. The amounts shown in these columns do not reflect compensation actually received by the NEOs. The actual value, if any, that an NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, including, for PRSUs, any applicable performance conditions, and, for stock options, upon the excess of the share price over the exercise price, if any, on the date the stock options are exercised. Thus, the value, if any, eventually realized by the NEOs is unlikely to equal amounts shown in these columns.

With respect to the PRSUs granted in fiscal 2019, the estimate of the grant date fair value determined in accordance with ASC 718 assumes the vesting of 100% of the PRSUs granted. Assuming the highest level of performance is achieved (which would result in the vesting of 150% of the PRSUs granted), the aggregate grant date fair value of the PRSUs set forth in the stock awards column above for fiscal 2019 would be: Mr. Yearley—$6,818,467; Mr. Hartman—$3,387,574; and Mr. Connor—$1,746,595. The actual performance achieved for fiscal 2019 resulted in 103.45% of the Ops PRSUs granted being earned, subject to service-based vesting.

(2)
The annual incentive bonuses for Messrs. Yearley, Hartman and Connor for fiscal 2019 were earned based on target bonus amounts established by the Compensation Committee for PTI Metric performance (70% of bonus amount) and its qualitative assessment of individual and Company performance (30% of bonus amount) as more fully described under "Cash Compensation Decisions—Fiscal 2019 Annual Incentive Bonus" starting on page 36.

(3)
The amounts in this column represent the increase in the actuarial present value of accumulated benefits under the SERP for each NEO and the amount of above-market interest earned on their respective balances, if applicable, in the Deferred Compensation Plan and the 2015 Plan. Mr. McDonald did not participate in the 2015 Plan during the fiscal years indicated in the table above. The amounts attributed to the increase or decrease in actuarial present value of SERP benefits and above-market interest on deferred compensation are as follows (see also the Pension Benefits During Fiscal 2019 table on page 56). Although an amount is presented for Mr. McDonald in these tables, Mr. McDonald relinquished any entitlement to benefits under the SERP in connection with his resignation.

Name	Fiscal Year	Increase (Decrease) in Actuarial Present Value of Accumulated SERP Benefits ($)	Above-Market Interest Earned on Deferred Compensation ($)	Total ($)
Douglas C. Yearley, Jr.	2019	514,162	5,160	519,322
	2018	(174,685)	3,926	(170,759)
	2017	7,559	1,121	8,680
Richard T. Hartman	2019	566,322	35,483	601,805
	2018	(167,038)	33,909	(133,129)
	2017	18,700	37,555	56,255
Martin P. Connor	2019	421,859	895	422,754
	2018	(163,907)	589	(163,318)
	2017	(8,832)	437	(8,395)
John K. McDonald	2019	810,391	—	810,391

(4)	Fiscal 2019 “All Other Compensation” consists of:

	Douglas C. Yearley, Jr.	Richard T. Hartman	Martin P. Connor	John K. McDonald
Tax and financial statement preparation assistance	$6,091	$—	$—	$—
Company contribution to 401(k) Plan	11,200	11,200	11,200	11,200
Executive long-term disability and life insurance premiums	5,022	5,688	5,596	5,074
Auto and gas allowance	15,900	15,900	15,900	9,900
Non-business use of cars and drivers	5,700	840	120	—
Total	$43,913	$33,628	$32,816	$26,174

(5)	Mr. Hartman stepped down from the role of President and Chief Operating Officer effective October 31, 2019 and retired from the Company on December 31, 2019.

(6)	Mr. McDonald resigned from the Company effective December 31, 2019.

Grants of Plan-Based Awards During Fiscal 2019

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exer- cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name/ Award Type	Grant Date	Action Date(1)	Thres- hold ($)	Target ($)(6)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Douglas C. Yearley, Jr.			(5)	2,950,000	8,500,000
Ops PRSUs	1/28/2019	1/28/2019				73,418	97,891	146,837				3,412,480
TSR PRSUs	12/20/2018	12/3/2018				23,309	31,079	46,619				1,133,140
Stock Options	12/20/2018	12/3/2018								130,197	32.42	1,471,226
Richard T. Hartman			(5)	1,071,000	8,500,000
Ops PRSUs	1/28/2019	1/28/2019				22,844	30,459	45,689				894,581
TSR PRSUs	12/20/2018	12/3/2018				7,253	9,670	14,505				352,568
RSUs	10/29/2019	10/29/2019							38,246			1,516,836
Stock Options	12/20/2018	12/3/2018								40,511	32.42	457,774
Martin P. Connor			(5)	1,071,000	8,500,000
Ops PRSUs	1/28/2019	1/28/2019				18,806	25,075	37,613				874,115
TSR PRSUs	12/20/2018	12/3/2018				5,971	7,961	11,942				290,258
Stock Options	12/20/2018	12/3/2018								33,350	32.42	376,855
John K. McDonald
RSUs	12/20/2018	12/3/2018							5,013			162,521
Stock Options	12/20/2018	12/3/2018								16,250	32.42	140,400

(1)
The Compensation Committee met on January 28, 2019 to make determinations for our NEOs with respect to Ops PRSU grants for our NEOs for fiscal 2019. All other grants of equity compensation under our annual long-term incentive compensation program were made on December 20, 2018, which is consistent with our practice of awarding equity compensation described under “Fiscal 2019 Long-Term Incentive Compensation” on page 38.

(2)
Reflects PRSUs the Compensation Committee awarded to our NEOs under the 2014 Stock Incentive Plan for Employees (the "2014 SIP"). PRSUs earn dividend equivalents at the same time and in the same amount as dividends paid on the Company’s common stock; dividend equivalents are subject to the same vesting, settlement, and other terms and conditions as the PRSUs to which the dividend equivalents relate. See “Fiscal 2019 Long-Term Incentive Compensation—Performance-Based RSUs” on page 39 for further information.

(3)
See “Fiscal 2019 Long-Term Incentive Compensation—Stock Options" on page 41 for a discussion of these stock option grants, which were awarded under the 2014 SIP. The exercise price of the stock options granted in fiscal 2019 is the closing price of the Company's common stock on the grant date.

(4)
Amount represents the aggregate grant date fair value of PRSUs and stock options, respectively, granted in fiscal 2019, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 10 in the Notes to Consolidated Financial Statements in the Form 10-K. The calculation of these amounts disregards the estimate of forfeitures related to time-based vesting conditions. With respect to PRSUs, the estimate of the grant date fair value is determined in accordance with ASC 718 assuming the vesting of 100% of the PRSUs awarded.

(5)
See "Fiscal 2019 Annual Incentive Bonus" on page 36. The formulaic portion of the annual incentive award had a threshold level that, if achieved, would earn 75% of target; a target level that, if achieved, would have earned 100% of target; and a maximum level that, if achieved, would have earned 150% of target. To the extent that actual performance results fell between these levels, the amount earned would have been determined by linear interpolation between those levels. If the minimum threshold performance level of 80% was not achieved, no amount would have been earned with respect to the formulaic portion of the award.

(6)
The annual incentive bonuses for fiscal 2019 were earned based on target bonus amounts established by the Compensation Committee on January 28, 2019 for PTI Metric performance (70% of bonus amount) and its qualitative assessment of individual and Company performance (30% of bonus amount), as more fully described under “Fiscal 2019 Annual Incentive Bonus” on page 36.

Outstanding Equity Awards at October 31, 2019

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (16)	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(17)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas C. Yearley, Jr.	12/20/2010	120,000			19.32	12/20/2020
	12/20/2011	120,000			20.50	12/20/2021
	12/17/2012	150,000			32.22	12/17/2022
	12/20/2013	159,000			35.16	12/20/2023
	12/19/2014	160,000			32.49	12/19/2024
	12/18/2015	103,188	34,396	(1)	32.85	12/18/2025	19,985	(5)	794,803
	12/20/2016	75,043	75,044	(2)	31.61	12/20/2026	43,524	(6)	1,730,949
	12/18/2017	20,087	60,264	(3)	47.84	12/18/2027	53,860	(7)	2,142,012	10,440	(9)	415,199
	12/20/2018		130,197	(4)	32.42	12/20/2028				15,540	(10)	618,026
	1/28/2019						101,271	(8)	4,027,548
Richard T. Hartman	10/20/2010	10,000			19.32	12/20/2020
	12/20/2011	30,000			20.50	12/20/2021
	12/17/2012	40,000			32.22	12/17/2022
	12/20/2013	42,000			35.16	12/20/2023
	12/19/2014	43,000			32.49	12/19/2024
	12/18/2015	31,454	10,485	(1)	32.85	12/18/2025	6,024	(5)	239,574
	12/20/2016	22,786	22,787	(2)	31.61	12/20/2026	13,175	(6)	523,970
	12/18/2017	6,088	18,264	(3)	47.84	12/18/2027	16,323	(7)	649,166	3,164	(9)	125,832
	12/20/2018		40,511	(4)	32.42	12/20/2028				4,835	(10)	192,288
	1/28/2019						31,510	(8)	1,253,153
	10/29/2019						38,246	(11)	1,521,043
Martin P. Connor	12/17/2012	30,000			32.22	12/17/2022
	12/20/2013	33,000			35.16	12/20/2023
	12/19/2014	34,000			32.49	12/19/2024
	12/18/2015	25,993	8,665	(1)	32.85	12/18/2025	4,954	(5)	197,021
	12/20/2016	18,836	18,837	(2)	31.61	12/20/2026	10,822	(6)	430,391
	12/18/2017	5,013	15,042	(3)	47.84	12/18/2027	13,443	(7)	534,628	2,606	(9)	103,641
	12/20/2018		33,350	(4)	32.42	12/20/2028				3,981	(10)	158,324
	1/28/2019						25,940	(8)	1,031,634
John K. McDonald	12/20/2013	7,000			35.16	12/20/2023
	12/19/2014	7,500			32.49	12/19/2024
	12/18/2015	7,500	2,500	(1)	32.85	12/18/2025	571	(12)	22,709
	12/20/2016	5,324	5,325	(2)	31.61	12/20/2026	1,714	(13)	68,166
	12/18/2017						3,920	(14)	155,898
	12/20/2018		16,250	(4)	32.42	12/20/2028	5,013	(15)	199,367

Generally, unvested equity awards are canceled upon termination of employment with the Company, and the right to exercise vested stock options terminates within a specified period of time after termination of employment; however, under specified circumstances, such as retirement, death, disability, or a change of control, special vesting rules apply, as described below under "Potential Payments upon Termination or Change of Control."

(1)	100% of the stock options vested on December 18, 2019.

(2)	50% of the stock options vest on each of December 20, 2019 and 2020.

(3)	33.33% of the stock options vest on each of December 18, 2019, 2020, and 2021.

(4)	25% of the stock options vest on each of December 20, 2019, 2020, 2021, and 2022.

(5)	100% of these Ops PRSUs vested on December 18, 2019.

(6)	50% of these Ops PRSUs vest on each of December 20, 2019 and 2020.

(7)	33.33% of these Ops PRSUs vest on each of December 18, 2019, 2020, and 2021.

(8)	25% of these Ops PRSUs vest on each of January 28, 2020, 2021, 2022, and 2023.

(9)	100% of these TSR PRSUs vest on October 31, 2020. Based on TSR PRSU performance through October 31, 2019, amounts are shown assuming threshold number of shares (50% of target) are delivered.

(10)	100% of these TSR PRSUs vest on October 31, 2021. Based on TSR PRSU performance through October 31, 2019, amounts are shown assuming threshold number of shares (50% of target) are delivered.

(11)	100% of these RSUs vested on January 1, 2020.

(12)	These RSUs were forfeited.

(13)	50% of these RSUs vested on December 1, 2019. The remainder were forfeited.

(14)	33.33% of these RSUs vested on December 1, 2019. The remainder were forfeited.

(15)	25% of these RSUs vested on December 1, 2019. The remainder were forfeited.

(16)	Stock options that are reflected in the table above as fully exercisable vested in equal installments on the first four anniversaries of the grant date.

(17)	Market value was calculated based on the closing price of the Company's common stock on the NYSE on October 31, 2019 of $39.77 per share.
Option Exercises and Stock Vested During Fiscal 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Douglas C. Yearley, Jr.	54,375	1,027,050	85,684	2,762,648
Richard T. Hartman	10,000	187,800	25,847	833,383
Martin P. Connor	28,000	513,360	21,343	688,138
John K. McDonald	—	—	3,208	107,785

(1)
“Value Realized on Exercise” equals the difference between the closing price of the Company's common stock on the NYSE on the various dates of exercise and the exercise price, multiplied by the number of shares of common stock acquired upon exercise of the stock options.

(2)
With the exception of TSR RSUs, all RSUs, whether or not performance-based generally vest in equal installments on the first four anniversaries of the grant date, with delivery of the shares underlying such RSUs deferred until the fourth anniversary (in each case, subject to a six-month delay in delivery if required to comply with Section 409A of the tax code). Accordingly, the "Number of Shares Acquired on Vesting" for Messrs. Yearley, Hartman and Connor includes (a) the portion of the Ops PRSUs granted in fiscal 2015 that vested and were delivered on December 19, 2018, (b) the portion of the Ops PRSUs granted in fiscal 2016 that vested on December 18, 2018 and were delivered on December 18, 2019, (c) the portion of Ops PRSUs granted in fiscal 2017 that vested on December 20, 2018 but will not be delivered until December 20, 2020, and (d) the portion of Ops PRSUs granted in fiscal 2018 that vested on December 18, 2018 but will not be delivered until December 18, 2021. For Mr. McDonald, the amount includes (a) the portion of RSUs granted to him in fiscal 2015, 2016, 2017 and 2018 that vested during fiscal 2019 and which were delivered on January 5, 2019 (or which will be delivered following a six-month delay following his termination of employment on December 31, 2019).

(3)
“Value Realized on Vesting” is based on the number of shares of the Company's common stock underlying the RSUs that vested during fiscal 2019 multiplied by the closing price of the Company's common stock on the NYSE on the vesting date.

Pension Benefits During Fiscal 2019
The following table provides information regarding the pension benefits for our NEOs under the SERP.

Name	Plan Name(1)	Number of Years of Credited Services (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Douglas C. Yearley, Jr.	SERP	29.5	2,959,045	—
Richard T. Hartman	SERP	38.8	2,486,083	—
Martin P. Connor	SERP	10.8	1,932,961	—
John K. McDonald (3)	SERP	17.2	1,666,346	—

(1)
In order to be vested in benefits under the SERP, participants generally must have reached age 58, except participants will be vested in SERP benefits in the event of death or disability prior to age 58 after five years of service. The number of years of credited services does not impact SERP benefits, except for the five-year service requirement for vesting in death or disability benefits prior to age 58.

(2)
For a description of the assumptions used in the calculation of the present value of plan benefits, see Note 13, “Employee Retirement and Deferred Compensation Plans” in the notes to the Consolidated Financial Statements contained in the Form 10-K. The change in the actuarial present value of accumulated benefits under the SERP reflected in the Summary Compensation Table on page 51 is due to a change in the discount rate used for actuarial purposes and the passage of time. We use the Citigroup yield curve as our discount rate for calculating the actuarial present value of accumulated SERP benefits. This rate was 3.19% for fiscal 2017, 4.07% for fiscal 2018, and 2.64% for fiscal 2019. When the discount rate increases, as it did in fiscal 2018 and fiscal 2017, the actuarial present value of accumulated SERP benefits decreases. When the discount rate decreases, as it did in fiscal 2019, the actuarial present value of accumulated SERP benefits increases.

(3)	In connection with his resignation, Mr. McDonald relinquished any entitlement to benefits under the SERP.
Supplemental Executive Retirement Plan
The SERP, which is an unfunded plan, generally provides for an annual cash benefit, payable for 20 years following retirement, once a participant has reached “normal retirement age,” which is age 58 under the SERP. The SERP does not have a service requirement, except that a participant must have five or more years of service in order to be vested in a death or disability benefit prior to age 58.
Beginning in fiscal 2008 and continuing through fiscal 2010, the SERP also provided for 10% increases in annual retirement benefits to the NEOs for each year of service to the Company after age 62. During fiscal 2010, the Company discontinued any 10% increases beyond fiscal 2010; except that the annual benefit amount for Messrs. Yearley, Hartman and Connor will be subject to such increase for the first three years of service to the Company after they reach age 62.
The Compensation Committee did not increase the SERP annual benefit payment amounts to the continuing NEOs in fiscal 2019, although it did (i) approve lowering the normal retirement age from age 62 to age 58 and (ii) approved the addition of newly promoted executive officers to the plan. In addition, Mr. Hartman qualified for the 10% increase in his benefit in November 2019. The annual benefits to our NEOs under the SERP as of the end of fiscal 2019 are set forth in the table below:

Participant	Annual Benefit Amount at October 31, 2019
Douglas C. Yearley, Jr.	$200,000
Richard T. Hartman	$145,000
Martin P. Connor	$145,000
John K. McDonald	$125,000
Messrs. Yearley and Hartman have reached normal retirement age and are fully vested. Mr. Connor has not reached normal retirement age and is not vested in his SERP benefits. Mr. McDonald resigned in fiscal 2019 and, as a result, is no longer entitled to SERP benefits. Benefits under the SERP cease if any participant competes with us following retirement.

Nonqualified Deferred Compensation During Fiscal 2019
Until January 1, 2015, no new contributions to the Deferred Compensation Plan by employees or NEOs were allowed for compensation earned after December 31, 2011. Under the 2015 Plan, NEOs can elect, six months prior to the end of the calendar year for which any bonus may be earned, to defer a portion of their cash compensation. Compensation that is deferred under the 2015 Plan earns various rates of return, depending on the length of time of the deferral. Interest rates are established by the board of directors of a wholly owned subsidiary that administers the 2015 Plan and are reviewed and adjusted annually for new deferrals. When establishing interest rates, the directors of the subsidiary review the rates charged to us for borrowings, as well as interest rates generally available in the market. During fiscal 2019, interest rates for amounts deferred under the 2015 Plan ranged from 4% to 5.5%, based upon when the compensation was deferred and the length of time it had been or was to be deferred. For more information on the Deferred Compensation Plan and the 2015 Plan, see “Benefits and Perquisites—Deferred Compensation Plan” on page 47.
The table below provides information regarding contributions, earnings, and balances for our NEOs. Messrs. Yearley, Hartman and Connor participate in the 2015 Plan and Mr. Hartman also participates in the Deferred Compensation Plan. The table below also includes performance- and service-based RSUs granted to our NEOs that have vested, but the delivery of which has been deferred pursuant to the terms of the awards and the applicable stock incentive plan ("SIP").

Name	Plan	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Douglas C. Yearley, Jr.	SIP	—	2,762,648	873,187	—	4,829,271
	DCP	295,703	—	32,451	—	885,178
Richard T. Hartman	SIP	—	833,383	263,816	—	1,458,962
	DCP	314,200	—	177,935	—	4,544,296
Martin P. Connor	SIP	—	688,138	216,934	—	1,199,662
	DCP	63,846	—	5,153	—	157,566
John K. McDonald	SIP	—	107,785	31,779	—	188,192

(1)
For Messrs. Yearley, Hartman and Connor, "Registrant Contributions in Last FY" column represents the value of (a) the portion of the Ops PRSUs granted in fiscal 2015 that vested and were delivered on December 19, 2018, (b) the portion of the Ops PRSUs granted in fiscal 2016 that vested on December 18, 2018 but were delivered on December 18, 2019, (c) the portion of Ops PRSUs granted in fiscal 2017 that vested on December 19, 2018 but were not scheduled to be delivered until December 19, 2020, and (d) the portion of Ops PRSUs granted in fiscal 2018 that vested on December 18, 2018 but were not scheduled to be delivered until December 18, 2021, in each case based on the closing price of the Company's common stock on the applicable vesting date. For Mr. McDonald, the amount includes (a) the portion of RSUs granted to him in fiscal 2015, 2016, 2017 and 2018 that vested during fiscal 2019 and which were delivered on January 5, 2019. The grant date fair value of these awards was reported in the "Stock Awards" column of the Summary Compensation Table in the fiscal year granted (if an executive was a named executive officer in the year of grant).

(2)
“Aggregate Earnings in Last FY” column includes unrealized earnings/(losses), including dividends, on performance- or service-based RSUs granted in fiscal 2016, 2017 and 2018 that had vested as of fiscal year end, but were not scheduled to be delivered until the fourth anniversary of their respective grant dates.

This column also includes unrealized earnings on Messrs. Yearley's, Hartman's and Connor's account balances in the Deferred Compensation Plan, of which $5,160, $35,483 and $895, respectively, represents above-market earnings and was accordingly reported as compensation in fiscal 2019 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 51.

(3)
“Aggregate Balance at Last FYE” column includes the value, based on the closing price of the Company's common stock on October 31, 2019, of performance- and service-based RSUs granted in fiscal years 2016, 2017 and 2018 that had vested as of fiscal year end, but were not scheduled to be delivered until until the fourth anniversary of their respective grant dates. The grant date fair value of these awards was reported in the "Stock Awards" column of the Summary Compensation Table in the fiscal year granted (if an executive was a named executive officer in the year of grant).

This column also includes the net balance of compensation that was earned and deferred by Messrs, Yearley, Hartman and Connor under the Deferred Compensation Plan and the interest accrued on such amounts. In addition to the above-market earnings for fiscal 2019, above-market earnings in fiscal 2018 and 2017 in the amounts of $3,926 and $1,121, respectively, for Mr. Yearley, $33,909 and $37,555, respectively, for Mr. Hartman, and $589 and $437, respectively, for Mr. Connor are reported as compensation in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 51.
Potential Payments upon Termination or Change of Control
In addition to the Severance Plan adopted in March 2019, we currently maintain equity compensation plans and retirement plans that provide for the continuation or acceleration of benefits in the event of specified separations from employment with us or a change of control of the Company.
The dollar amounts or dollar values of the potential payments or benefits to the continuing NEOs in the event of a termination of employment or change of control of the Company under each of these plans are disclosed in the tables below. The amounts and values shown assume that such termination of employment or change of control occurred on the last business day of fiscal 2019, or October 31, 2019, and are based on a share price of $39.77, the closing price of the Company's common stock on the NYSE on such date. These amounts and values do not necessarily reflect the amounts and values that would be paid to the NEOs upon termination of employment or a change of control in the future. The actual amounts and values can only be determined at the time of such NEO’s separation or a change of control.
The descriptions of the payments and benefits below are qualified by reference to the applicable plan documents and, unless otherwise noted, are applicable to all of the tables. In accordance with SEC regulations, we do not report in the tables below any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our NEOs and which is available generally to all salaried employees. We also do not report in the tables below any items disclosed in the Nonqualified Deferred Compensation table above, or any distributions of plan balances under our 401(k) Plan. See “Benefits and Perquisites” on page 45 for information about the 401(k) Plan.
With respect to Messrs. Hartman and McDonald, we have described the actual payments and benefits received by them, if any, in connection with their respective departures from the Company, which occurred after the end of our fiscal year but prior to the date of this proxy statement.
Retirement
Vesting of Long-Term Incentive Compensation Awards. With respect to awards granted prior to December 2019, retirement means a voluntary resignation by, or termination without cause of, an executive who has reached age 62 and who has a minimum of ten years of service. These awards generally provide that if an executive retires, the executive is entitled to continued vesting and, with respect to stock options, continued exercisability of any unvested and/or unexercised stock options. Generally, these awards do not automatically vest upon retirement, but continue to vest on their normal vesting schedule as if the executive were still employed by us. In addition, with respect to stock options, the executive will have the remainder of the stock option term to exercise. This continued vesting and exercisability is conditioned upon the executive complying with certain post-termination restrictive covenants in the applicable award agreement. Starting with grants made in December 2019, awards will continue to vest if any of our NEOs retires after reaching either (i) age 62 with at least five years of service or (ii) age 58 with at least ten years of service. As of October 31, 2019, Messrs. Yearley and Hartman were retirement-eligible with respect to all such awards. The tables below do not reflect an amount for unvested awards that continue to vest post-retirement because vesting is not accelerated at retirement.
Vesting of SERP Benefits. For purposes of the SERP, retirement means a voluntary resignation by, or termination without cause of, an executive how has reached normal retirement age as defined in the plan. Effective October 29, 2019, the Compensation Committee approved an amendment to the SERP to lower the normal retirement age in the plan from age 62 to age 58. Except as described below in the case of death or disability, the SERP does not have a service requirement. As of October 31, 2019, Messrs. Yearley and Hartman had reached age 58 and, as a result, were fully vested in their respective SERP benefits. See "Benefits and Perquisites — Supplemental Executive Retirement Plan" on page 45 and "Pension Benefits During Fiscal 2019" on page 57.
Involuntary Termination of Employment Not for Cause (Not in Connection with a Change of Control).
Severance Plan Benefits. Under the terms of the Severance Plan, if executives experience a “covered termination” not in connection with a change of control of the Company, the Company will provide certain severance payments and benefits, subject to the executive's continued compliance with the Non-Interference Agreement and the execution and non-revocation of a release of claims. For our continuing NEOs, these payments and benefits include (i) a cash payment equal to 1.5 times (2.0 times for Mr. Yearley) the sum of the executive's annual base salary and target annual bonus, (ii) a prorated annual bonus for the year of termination based on actual performance, (iii) an amount equal to 18 months (24 months for Mr. Yearley) of the executive’s monthly COBRA premium for continued health insurance coverage, and (iv) reasonable outplacement services for a period up to 18 months (24 months for Mr. Yearley). For more information about the Severance Plan, see “Benefits and Perquisites — Executive Severance Plan” on page 45.
Treatment of Long-Term Incentive Compensation Awards. Generally, unvested equity awards are canceled upon any termination of employment with the Company by any executive, including our NEOs, and the right to exercise vested stock options terminates within a specified period of time (depending on the terms of the applicable grant documents) after a termination of employment. With respect to retirement-eligible executives, see "Potential Payments Upon Termination or Change of Control — Retirement — Vesting of Long-Term Compensation Awards" on page 58.
Vesting of SERP Benefits. If an executive were terminated by the Company without cause, if not already fully vested, the executive would become fully vested in his SERP benefits, and the benefits would be paid in bi-weekly installments over a 20-year period following the date on which he would have reached age 58. With respect to retirement-eligible executives, see "Potential Payments Upon Termination or Change of Control — Retirement — Vesting of SERP Benefits" on page 58.
Involuntary Termination for Cause
Upon a termination for cause, (i) all equity awards, whether vested or unvested, terminate immediately and (ii) all SERP benefits are subject to forfeiture, regardless of whether the executive is fully vested.
Death or Disability
Vesting of Long-Term Incentive Compensation Awards. Stock options granted prior to December 2019 generally provide that, if an executive’s employment terminates due to death or disability, the executive (or his or estate) is entitled to continued vesting of such stock options and continued exercisability of any unvested and/or unexercised stock options. These awards would not immediately vest upon death or disability, but would continue to vest on their normal vesting schedule as if the executive were still employed by us. In addition, the executive (or his or her estate) would have the remainder of the stock option term to exercise the stock option. This continued vesting and exercisability are conditioned upon, in the event of a disability, the executive complying with certain post-termination restrictive covenants in the applicable award agreement. The tables below do not reflect an amount for unvested stock options that continue to vest post-death or post-disability because vesting is not accelerated upon these events.
Starting with stock options and RSUs granted to NEOs in December 2019, and with respect to all outstanding PRSUs, in the event of such executive’s death or disability, any unvested awards will immediately vest (in the case of PRSUs, based on target level performance) and become deliverable, and any vested but undelivered shares will become deliverable. In addition, with respect to stock options, the executive (or his or her estate) would have the remainder of the stock option term to exercise the stock option. The tables below include the value of all unvested awards that would have vested as a result of the death or disability of the executive based upon the closing price of the Company’s common stock on the NYSE on October 31, 2019.
Vesting of SERP Benefits. If an executive in the SERP has completed five years of service (which each of our continuing NEOs has), upon his death or disability, he will become fully vested in his SERP benefits, and the benefits will be paid in bi-weekly installments over a 20-year period following the date on which he would have reached age 58.
Termination of Employment In Connection with a Change of Control
Severance Plan Benefits. Under the terms of the Severance Plan, if an executive experiences a covered termination (i) within two years after the occurrence of a change of control of the Company or (ii) within six months prior to a change of control, and such termination is reasonably demonstrated to be in connection with or in anticipation of a change of control, or is at the request of a third party who has reasonably calculated or intended to effect a change of control of the Company, the Company will provide the executive with certain severance payments and benefits, subject to his or her continued compliance with the Non-Interference Agreement and the execution and non-revocation of a release of claims. For our continuing NEOs, these payments and benefits include: (a) a cash payment equal to 2.0 times (2.5 times for Mr. Yearley) the sum of the executive’s annual base salary and target annual bonus, (b) a prorated annual bonus for the year of termination based on actual performance, (c) an amount equal to 24 months (30 months for Mr. Yearley) of the executive’s monthly COBRA premium for continued health insurance coverage, and (d) reasonable outplacement services for a period up to 24 months (30 months for Mr. Yearley). For more information about the Severance Plan, see “Benefits and Perquisites — Executive Severance Plan” on page 46. The tables below reflect the severance payments and benefits that would be available to our NEOs if a change of control had occurred on October 31, 2019.
Vesting of Long-Term Incentive Compensation Awards. For equity awards granted prior to December 2019, upon a change of control of the Company, all unvested outstanding stock options will fully vest and become exercisable. In addition, all PRSUs fully vest, based on (i) deemed target level performance if the change of control occurs during the performance period or (ii) actual performance if the change of control occurs following the end of the performance period, and all restrictions lapse. Starting with awards granted in December 2019, all equity awards will vest in connection with a change of control of the Company only if there is an actual or constructive termination of the executive (i.e., a “double trigger”) within the time periods and subject to the other terms and conditions set forth in the applicable award agreement, which time periods and terms and conditions are consistent with those set forth above in the description of the Severance Plan. The tables below reflect the amounts of previously unvested PRSUs and stock options that would have vested if a change of control had occurred on October 31, 2019.
Vesting of SERP Benefits. Under the SERP, upon a change of control of the Company, all executives in the SERP (that are not already fully vested) would become fully vested in their SERP benefits and eligible for a lump-sum payout equal to the actuarial equivalent present value of their benefits as of the payment date. The tables below reflect the benefits payable in a lump sum under the SERP as if a change of control had occurred on October 31, 2019.
Tables
Douglas C. Yearley, Jr. The following table describes the potential payments and benefits to Douglas C. Yearley upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2019, based on a closing share price of $39.77 on such date.

	Termination of Employment ($)
Payments and Benefits	Voluntary Resignation (1)	Retirement (2)	Involuntary Not for Cause (3)	Involuntary For Cause	Death	Disability	Change of Control (4)
Severance Plan Benefits (5)	—	—	8,104,048	—	—	—	10,117,560
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	1,807,327
PRSUs (6)	—	—	—	—	10,761,682	10,761,682	10,761,682
Acceleration of SERP benefits (7)	—	—	—	—	—	—	4,000,000
Total:	—	—	8,104,048	—	10,761,682	10,761,682	26,686,569

(1)
For purposes of this table, “Voluntary Resignation” means a voluntary termination of employment when the executive is not retirement-eligible, and that is not a resignation for "good reason" for purposes of the Severance Plan. Since Mr. Yearley is retirement-eligible, a voluntary resignation would be treated as a retirement.

(2)	As described above, amounts shown in this column do not include the value of unvested equity awards that will continue to vest (but do not accelerate) or the value of Mr. Yearley's SERP benefits.

(3)	Also includes a voluntary resignation for "good reason" for purposes of the Severance Plan.

(4)	As described above, all outstanding unvested stock options and PRSUs would have vested upon the occurrence of a change of control on October 31, 2019.

(5)
See the description of the Executive Severance Plan on page 46. Amounts set forth are subject to possible reduction if the excise tax under Section 4999 of the tax code would apply. In addition to the amounts included in this table, Mr. Yearley would have been entitled to a pro-rata annual incentive bonus for the year in which employment is terminated. The annual incentive bonus is reported in the Summary Compensation Table on page 51.

(6)
As described above, Mr. Yearley would be entitled to continued vesting (but not acceleration) of any unvested stock options upon his retirement, involuntary termination without cause, death or disability on October 31, 2019. See the footnotes to the

Outstanding Equity Awards at October 31, 2019 table on page 54 for a description of the unvested outstanding stock options and PRSUs.

(7)
Mr. Yearley is fully vested in his SERP benefits. Upon a change of control of the Company, he would have become eligible for a lump-sum payout equal to the actuarial equivalent present value of their benefits as of the payment date. See the “Pension Benefits During Fiscal 2019” table on page 56.

Martin P. Connor. The following table describes the potential payments and benefits to Martin P. Connor upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2019, based on a closing share price of $39.77 on such date.

	Termination of Employment ($)
Payments and Benefits	Voluntary Resignation (1)	Retirement (2)	Involuntary Not for Cause (3)	Involuntary For Cause	Death	Disability	Change of Control (4)
Severance Plan Benefits (5)	—	—	3,177,624	—	—	—	4,224,332
Accelerated vesting of unvested equity awards:
Stock options	—	—	—	—	—	—	458,795
PRSUs (6)	—	—	—	—	2,717,524	2,717,524	2,717,524
Acceleration of SERP benefits (7)	—	—	2,900,000	—	2,900,000	2,900,000	2,900,000
Total:	—	—	6,077,624	—	5,617,524	5,617,524	10,300,651

(1)
For purposes of this table, “Voluntary Resignation” means a voluntary termination of employment when the executive is no retirement-eligible, and that is not a resignation for "good reason" for purposes of the Severance Plan.

(2)	Mr. Connor is not retirement-eligible.

(3)	Also includes a voluntary resignation for "good reason" for purposes of the Severance Plan.

(4)	As described above, all outstanding unvested stock options and PRSUs would have vested upon the occurrence of a change of control on October 31, 2019.

(5)
See the description of the Executive Severance Plan on page 46. Amounts set forth are subject to possible reduction if the excise tax under Section 4999 of the tax code would apply. In addition to the amounts included in this table, Mr. Connor would have been entitled to a pro-rata annual incentive bonus for the year in which employment is terminated. The annual incentive bonus is reported in the Summary Compensation Table on page 51.

(6)	As described above, Mr. Connor would be entitled to continued vesting (but not acceleration) of any unvested stock options upon his death or disability on October 31, 2019.

(7)	See the footnotes to the Outstanding Equity Awards at October 31, 2019 table on page 54 for a description of the unvested outstanding stock options and PRSUs.

(8)
As of October 31, 2019, Mr. Connor was not fully vested in his SERP benefits. Except in the event of a change of control, SERP benefits would be paid in bi-weekly installments over a 20-year period following the date Mr. Connor would have reached age 58. Upon a change of control, the amount of the benefit would be paid in a single lump sum equal to the actuarial equivalent present value of Mr. Connor’s benefits as of the date of payment, unless prohibited by applicable tax regulations. See the “Pension Benefits During Fiscal 2019” table on page 56.

Richard T. Hartman. Mr. Hartman stepped down from his position as President and Chief Operating Officer of the Company effective October 31, 2019, and retired from all other positions with the Company effective December 31, 2019. Upon his retirement, Mr. Hartman became entitled to continued vesting of any outstanding equity awards, with the exception of the RSUs granted on October 29, 2019, whcih vested in full upon his retirement. For information about Mr. Hartman's outstanding equity awards, see the "Outstanding Equity Awards at October 31, 2019" table on page 54. Beginning in fiscal 2020, Mr. Hartman will receive annual benefits under the SERP, as described in the "Pension Benefits During Fiscal 2019" table on page 56. Certain payments to Mr. Hartman will be subject to a six-month delay if required to comply with Section 409A of the tax code.
John K. McDonald. Mr. McDonald resigned from the Company effective December 31, 2019 and received no payments or benefits in connection with his departure. As described above, in the case of a voluntary resignation, (i) unvested equity awards are canceled, (ii) benefits under the Severance Plan are not available and (iii) unvested SERP benefits do not vest.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following disclosure about the relationship of the median of the annual total compensation of our employees to the annual total compensation of Mr. Yearley, our Chairman and Chief Executive Officer. Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u), based on the Company's payroll and employment records. However, because Item 402(u) permits companies to calculate the ratio using different methodologies, our CEO pay ratio may not be comparable to the ratio presented by other companies.
For 2019, our last completed fiscal year:

•	The median of the annual total compensation of all of our employees, other than Mr. Yearley, was $70,089.

•	Mr. Yearley's annual total compensation, as reported in the Total column of the 2019 Summary Compensation Table on page 51, was $10,744,205.
Accordingly, for fiscal 2019, the ratio of the total compensation of Mr. Yearley, our CEO, to the total compensation of the median employee, as described below was 153 to 1.
Identification of Median Employee
We selected October 31, 2019 as the date on which to determine our median employee. As of that date, we had 5,939 employees. For purposes of identifying the median employee, we considered total compensation paid to all employees (excluding Mr. Yearley), as recorded by our payroll department, in the Company’s employee population in the twelve-month period ended October 31, 2019. We annualized the compensation of employees who received compensation but did not work the full twelve-month period ended October 31, 2019.
In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2019 Summary Compensation Table with respect to each of the NEOs.

AUDIT AND RISK COMMITTEE REPORT
As described under “Corporate Governance—Committees of the Board and Meetings—Audit and Risk Committee” on page 20, the Audit and Risk Committee of the Board oversees the Company’s financial reporting process on behalf of, and reports to, the Board. Company management has primary responsibility for preparation of the financial statements and the overall reporting process, including the Company’s system of internal controls.
In fulfilling its oversight responsibilities, the Audit and Risk Committee reviewed and discussed the Company’s audited financial statements for the year ended October 31, 2019 with management, including a discussion of the quality of financial reporting, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit and Risk Committee also discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, as adopted by the Public Company Accounting Oversight Board, relating to communication with audit committees.
In addition, the Audit and Risk Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence and discussed with Ernst & Young LLP its independence from the Company and the Company’s management.
Based on the reviews and discussions described in the preceding paragraphs, the Audit and Risk Committee recommended to the Board that the audited financial statements of the Company be included in the Form 10-K for filing with the SEC.
Respectfully submitted by the members of the Audit and Risk Committee of the Board of Directors.
Paul E. Shapiro (Chair)
Edward G. Boehne
Christine N. Garvey
Karen H. Grimes
Carl B. Marbach
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports and written representations we received from reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to the period November 1, 2018 through October 31, 2019 were made on a timely basis, with the exception of an amendment filed on September 19, 2019 to correct an inadvertent understatement of 3,578 shares on the Form 3 originally filed by Mr. McDonald on March 20, 2019.

CERTAIN RELATIONSHIPS AND TRANSACTIONS
We have a written Related Party Transaction Policy (the “Policy”), which provides guidelines applicable to any transaction, arrangement, or relationship between us and a related person that is or may be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K (each, a “related person transaction”). Under the Policy, the Governance Committee is responsible for reviewing and determining whether to approve or ratify any related person transaction. In making its determination to approve or ratify a related person transaction, the Governance Committee considers such factors as:

•	the extent of the related person’s interest in the transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	whether the terms of the related person transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances;

•	the benefit to us and whether there are business reasons for us to enter into the transaction;

•	the aggregate value of the transaction; and

•	any other factors the Governance Committee deems relevant.
The Policy requires that all proposed or potential related person transactions be reported to the Legal Department prior to consummation. The Legal Department is required to evaluate each transaction to determine if it is a related person transaction and, if so, to report the transaction to the Governance Committee. The Legal and Internal Audit Departments maintain a list of all related persons to help facilitate compliance with the Policy and the proper reporting of proposed related person transactions. Under the Policy, all related person transactions that continue for more than one fiscal year are required to be reviewed and approved annually by the Governance Committee.
All transactions disclosed below were approved or ratified in accordance with the terms of the Policy.
In connection with Mr. Robert I. Toll's resignation from his position as our Executive Chairman on October 31, 2018, the Company entered into the Advisory Agreement with Mr. Toll pursuant to which Mr. Toll provides consulting and advisory services to the Company. On October 29, 2019, the Company and Mr. Toll agreed to extend the Advisory Agreement for an additional year on substantially the same terms. Pursuant to the Advisory Agreement, Mr. Toll is compensated at an annualized rate of $1,500,000 for his services and is entitled to receive certain benefits and perquisites that were provided to him in his previous role as Executive Chairman, in addition to office space in the Company’s headquarters and administrative, bookkeeping and driver support services. In addition, Mr. Toll has agreed not to compete with the Company or to solicit its employees or customers or otherwise interfere with the Company’s business relationships during the longer of the term of the Advisory Agreement and Mr. Toll’s service as a member of the Board, among other covenants. Mr. Toll continues to reimburse the Company for certain personal services that are provided by Company employees to Mr. Toll that are not included in the Advisory Agreement. During fiscal 2019, Mr. Toll paid the Company approximately $500,000 for such personal services, which primarily consisted of investment advisory services. Such amounts were billed at competitive rates and paid throughout the year with monies deposited with us in advance by Mr. Toll.
Mr. Bruce E. Toll is the co-founder of the Company and the brother of Mr. Robert I. Toll. Mr. Bruce E. Toll was a member of our Board of Directors until March 8, 2016. He is a participant in the SERP, which provides an annual benefit to him of $230,000 for 20 years, starting from March 2016 when he ceased to provide services to the Company. See “Benefits and Perquisites — Supplemental Executive Retirement Plan” on page 45 for a more detailed description of the SERP. During fiscal 2019, the Company provided him with administrative support valued at approximately $151,700. In addition, during fiscal 2019, Mr. Bruce E. Toll paid the Company approximately $4,900 for additional administrative services, which were billed at competitive rates and paid throughout the year with monies deposited with us in advance by Mr. Bruce E. Toll.

On June 27, 2016, we entered into an agreement to purchase 115 lots of undeveloped land in Upper Dublin Township, Montgomery County, Pennsylvania from BT Dreshertown, LP for an aggregate purchase price of approximately $12.65 million. BT Dreshertown, LP is an affiliate of BET Investments, Inc., and Mr. Bruce E. Toll is the owner and principal of BET Investments, Inc. During fiscal 2019, the Company completed the purchase of these lots for an aggregate purchase price of $12.54 million and commenced work on the site, with the Company paying an additional $550,000 to Dreshertown, LP for site improvements pursuant to a construction and maintenance agreement. In accordance with the Policy, these transactions were reviewed and pre-approved by the Governance Committee, which considered, among other things, that this transaction was on terms no less favorable to us than the terms we would have agreed to with unrelated persons.
Toll Brothers Realty LP (“Toll Realty LP”) is a partnership that effectively owns or controls the commercial real estate that comprises the assets of Toll Brothers Realty Trust (the “Trust”). We formed the Trust in 1998 to take advantage of commercial real estate opportunities. Toll Realty LP is effectively owned one-third by the Company; one-third Mr. Robert I. Toll, Mr. Bruce E. Toll (and trusts established for the benefit of members of his family), Mr. Douglas C. Yearley, Jr., our Chairman and CEO, and other former members of our senior management; and one-third by the Pennsylvania State Employees Retirement System. At October 31, 2019, our investment, under the Generally Accepted Accounting Principles, in Toll Realty LP and the Trust was zero as cumulative distributions received from the Trust have been in excess of the carrying amount of our net investment. We earned fees from Toll Realty LP and the Trust of $1,027,171 in fiscal 2019 under the terms of various development, finance, and management services agreements, which were paid to us throughout the year. In performing these services, we also incurred costs in fiscal 2019 on behalf of Toll Realty LP and the Trust in the amount of $1,131,282 for which we were reimbursed throughout the year by Toll Realty LP and the Trust. We believe that these transactions were on terms no less favorable than we would have agreed to with unrelated persons.
In April 2018, Carl Marbach, a director, entered into an agreement to purchase one of the Company’s homes from us for approximately $1.3 million. The transaction closed in fiscal 2019. The purchase agreement was concluded in the ordinary course of business and on substantially the same arms-length terms as those prevailing at the time for comparable transactions with non-related parties, other than the application of customary employee discounts that are made available to all of our employees and directors generally.
Thomas Hartman, an employee of the Company, is the son of Richard T. Hartman, the Company’s former President and Chief Operating Officer, who stepped down from the position effective October 31, 2019 and retired from the Company on December 31, 2019. In fiscal 2019, Mr. Thomas Hartman earned total compensation of approximately $132,600. His compensation is consistent with the total compensation provided to other employees of the same level with similar responsibilities.
From time to time, one of our executive officers, directors, or director nominees may be affiliated with companies with which the Company has entered into ordinary course business relationships for goods or services. Occasionally, we may have employees who are related to one of our executive officers, directors, or director nominees. We compensate these individuals in a manner consistent with our practices that apply to all employees.

STOCKHOLDER PROPOSALS FOR THE
2021 ANNUAL MEETING OF STOCKHOLDERS
Stockholders interested in submitting a proposal to be considered for inclusion in our proxy statement and form of proxy for the 2021 Annual Meeting of Stockholders may do so by following the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion, proposals must be submitted in writing and received by us at the address appearing on the cover page of this proxy statement on or before October 10, 2020.
A stockholder may wish to have a proposal presented at the 2021 Annual Meeting of Stockholders, but not to have the proposal included in our proxy statement and form of proxy relating to that meeting. Under Section 2-9 of our bylaws, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Board, or by a stockholder entitled to vote who has delivered written notice to the Secretary of the Company (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 45 days or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting—that is, with respect to the 2021 Annual Meeting of Stockholders, between November 24, 2020 and December 24, 2020.
Under Section 2-8 of our bylaws, any stockholder who wishes to submit a nomination for director to the Board must deliver written notice of the nomination to the Secretary of the Company within the time period set forth in the previous sentence and comply with the information requirements in the bylaws relating to stockholder nominations. These requirements are separate from and in addition to (a) the SEC requirements referenced above for inclusion of a stockholder proposal in our proxy statement and (b) the requirements set forth below for having our Governance Committee consider a person, who has been recommended by certain stockholders, for nomination as a director.
If notice of any such proposal described in the previous two paragraphs is not submitted in writing and received by us at the address appearing on the cover page of this proxy statement by the dates specified in our bylaws, then such proposal shall be deemed untimely.
PROCEDURES FOR RECOMMENDING CANDIDATES FOR
NOMINATION TO THE BOARD OF DIRECTORS
In addition to the procedures outlined in Section 2-8 of our bylaws described above, the Governance Committee has adopted a policy permitting stockholders to recommend candidates for director under certain circumstances. The Governance Committee will only consider nominating a candidate for director who is recommended by a stockholder who has been a continuous record owner of at least 1% of the Company's common stock for at least one year prior to submission of the candidate’s name and who provides a written statement that the holder intends to continue ownership of the shares through the annual meeting of stockholders. Notice must be given to the Governance Committee with respect to a stockholder nominee no more than 150 days and no less than 120 days prior to the anniversary date of this proxy statement.
Consideration and Selection of Nominees for the Board
The Governance Committee is authorized to consider candidates for Board membership suggested by its members and by other Board members, as well as by management and by stockholders. A stockholder who wishes to recommend a prospective candidate for membership on the Board should follow the procedures described under “Procedures for Recommending Candidates for Nomination to the Board of Directors" above. Once a prospective candidate has been identified by, or presented to, the Governance Committee, background information is elicited about the candidate, and the candidate is evaluated by the Governance Committee and, if deemed appropriate, interviewed. Following this process, the Governance Committee reports to the Board and makes a recommendation regarding the prospective candidate. No distinctions are to be made as between internally-recommended candidates and those recommended by stockholders. For a discussion of criteria for membership on our Board of Directors, see "Board Membership Criteria" on page 8.
HOUSEHOLDING INFORMATION
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. Once you have received notice from your broker or another intermediary that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.
If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this proxy statement and the annual report, we will promptly deliver a separate copy of these documents to you if you send a written request to the Director of Investor Relations at our address appearing on the cover page of this proxy statement or call the Director of Investor Relations at (215) 938-8000. You may request or discontinue householding in the future by contacting the broker or other intermediary through which you hold your shares.
SOLICITATION OF PROXIES
The enclosed form of proxy is being solicited by our Board. We will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling, and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees, and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy materials, proxy solicitation may be made in person or by telephone, facsimile, or electronically by our directors, officers, or employees, or by a professional proxy solicitation firm that we engage. We have hired D.F. King & Co., Inc., 48 Wall Street, New York, New York 10005, to help us distribute and solicit proxies. We will pay them $12,500 plus expenses for these services.
ANNUAL REPORT ON FORM 10-K
We make available free of charge on our website, www.tollbrothers.com, our Annual Report on Form 10-K as filed with the SEC. We will provide without charge to each person whose proxy is being solicited by this proxy statement, upon written request, a copy of our Annual Report on Form 10-K as filed with the SEC for our most recent fiscal year. Such written requests should be directed to the Director of Investor Relations at our address appearing on the cover page of this proxy statement.
OTHER BUSINESS
The Board does not know of any other matters to be brought before the Meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
By Order of the Board of Directors

KEVIN J. COEN
Secretary
Horsham, Pennsylvania
February 3, 2020

0

PROXY

TOLL BROTHERS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of Toll Brothers, Inc. (the "Company"), revoking all previous proxies, hereby appoints DOUGLAS C. YEARLEY, JR. and MARTIN P. CONNOR and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the 2020 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania, on Tuesday, March 10, 2020, at 12:00 noon EDT, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated and as described below with respect to the matters specified on the reverse side.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, returned and received by us prior to voting at the Meeting, will be voted in the manner directed herein by the undersigned. **If this proxy is properly executed, returned and received by us prior to voting at the Meeting without specific instructions, this proxy will be voted "FOR" all nominees under Proposal One and "FOR" Proposals Two and Three.** This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting or any adjournment or postponement thereof.

If you plan to attend the Meeting in person, please refer to the admission policy and procedures set forth in the proxy statement.

(Continued and to be signed on the reverse side.)

1.1

14475

ANNUAL MEETING OF STOCKHOLDERS OF

TOLL BROTHERS, INC.

March 10, 2020

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Company's proxy materials are available online at: http://www.astproxyportal.com/ast/12483

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333333333333100 5 031020

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES NAMED BELOW AND "FOR" PROPOSALS TWO AND THREE. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2018 ANNUAL REPORT OF TOLL BROTHERS, INC.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.